Exhibit 99.3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Navistar International Corporation:

We have audited the accompanying consolidated balance sheets of Navistar International Corporation and subsidiaries as of October 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the three-year period ended October 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Navistar International Corporation and subsidiaries as of October 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended October 31, 2006, in conformity with U.S. generally accepted accounting principles.

As described in Note 1 to the accompanying consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, during the year ended October 31, 2006.

The Company has not reported on, and we have not audited the effectiveness of the Company’s internal control over financial reporting as of October 31, 2006. Accordingly, we do not express an opinion or any other form of assurance on the effectiveness of the Company’s internal control over financial reporting as of October 31, 2006.

KPMG LLP
Chicago, Illinois
March 5, 2008

Navistar International Corporation and Subsidiaries

Consolidated Statements of Operations

	For the Years Ended October 31
	2006	2005	2004
(in millions, except per share data)

Sales and revenues
Sales of manufactured products, net	$13,878	$11,827	$9,384
Finance revenues	322	297	294

Sales and revenues, net	14,200	12,124	9,678

Costs and expenses
Costs of products sold	11,703	10,250	8,268
Selling, general and administrative expenses	1,332	1,067	939
Engineering and product development costs	453	413	287
Interest expense	431	308	237
Other (income) expenses, net	(15)	31	18

Total costs and expenses	13,904	12,069	9,749
Equity in income of non-consolidated affiliates	99	90	36

Income (loss) before income tax	395	145	(35)
Income tax expense	(94)	(6)	(9)

Net income (loss)	$301	$139	$(44)

Basic earnings (loss) per share	$4.29	$1.98	$(0.64)
Diluted earnings (loss) per share	$4.12	$1.90	$(0.64)
Weighted average shares outstanding
Basic	70.3	70.1	69.7
Diluted	74.5	76.3	69.7

See Notes to Consolidated Financial Statements

Navistar International Corporation and Subsidiaries

Consolidated Balance Sheets

	As of October 31
	2006	2005
(in millions, except per share data)

ASSETS
Current assets
Cash and cash equivalents	$1,157	$829
Marketable securities	136	91
Finance and other receivables, net	3,127	2,379
Inventories	1,736	1,330
Deferred taxes, net	68	54
Other current assets	144	169

Total current assets	6,368	4,852
Restricted cash and cash equivalents	700	596
Finance and other receivables, net	2,598	2,320
Investments in and advances to non-consolidated affiliates	207	161
Property and equipment, net	2,157	2,083
Goodwill	313	314
Intangible assets, net	293	287
Prepaid and intangible pension assets	54	56
Deferred taxes, net	49	48
Other noncurrent assets	91	69

Total assets	$12,830	$10,786

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$891	$980
Accounts payable	2,222	1,869
Other current liabilities	1,935	1,839

Total current liabilities	5,048	4,688
Long-term debt	6,755	5,409
Postretirement benefits liabilities	1,605	1,838
Other noncurrent liabilities	536	550

Total liabilities	13,944	12,485
Stockholders’ deficit
Series D convertible junior preference stock	4	4
Common stock and additional paid in capital (par value $0.10 per share, 75.4 million shares issued in 2006 and 2005)	2,097	2,074
Accumulated deficit	(2,399)	(2,699)
Accumulated other comprehensive loss	(650)	(910)
Common stock held in treasury, at cost (5.2 million shares in 2006 and 2005)	(166)	(168)

Total stockholders’ deficit	(1,114)	(1,699)

Total liabilities and stockholders’ deficit	$12,830	$10,786

See Notes to Consolidated Financial Statements

Navistar International Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	For the Years Ended October 31
	2006	2005	2004
(in millions)

Cash flows from operating activities
Net income (loss)	$301	$139	$(44)

Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities
Depreciation and amortization	308	267	228
Depreciation of equipment held for or under lease	56	55	60
Deferred taxes	(3)	(72)	(26)
Amortization of debt issuance costs	13	8	18
Stock-based compensation	14	4	3
Provision for doubtful accounts	28	24	27
Equity in income of non-consolidated affiliates	(99)	(90)	(36)
Dividends from non-consolidated affiliates	83	83	46
Loss on sale of property and equipment	8	16	34
Impairment of property and equipment	—	23	—
Loss on repurchases of debt	23	—	—
(Increase) decrease in operating assets, exclusive of the effects of businesses acquired
Current finance and other receivables	(751)	(378)	(544)
Inventories	(359)	(67)	(277)
Other current assets	27	(9)	(28)
Prepaid and intangible pension assets	3	10	6
Noncurrent finance and other receivables	(290)	(274)	60
Other noncurrent assets	(12)	(27)	6
Increase (decrease) in operating liabilities, exclusive of the effects of businesses acquired
Accounts payable	283	216	412
Other current liabilities	56	261	352
Postretirement benefits liabilities	47	68	(151)
Other noncurrent liabilities	8	23	149
Other, net	2	(5)	3

Total adjustments	(555)	136	342

Net cash provided by (used in) operating activities	(254)	275	298

Cash flows from investing activities
Purchases of marketable securities	(179)	(828)	(416)
Sales or maturities of marketable securities	134	918	312
Net change in restricted cash and cash equivalents	(104)	(277)	687
Capital expenditures	(230)	(295)	(244)
Purchase of equipment held for or under lease	(91)	(104)	(132)
Proceeds from sales of property and equipment	51	73	60
Investments and advances to non-consolidated affiliates	(31)	(4)	(4)
Business acquisitions, net of cash acquired	(54)	(563)	(24)
Other investing activities	7	(1)	(1)

Net cash provided by (used in) investing activities	(497)	(1,081)	238

(continued next page)

See Notes to Consolidated Financial Statements

	For the Years Ended October 31
	2006	2005	2004
(in millions)

Cash flows from financing activities
Proceeds from issuance of securitized debt	1,630	1,956	968
Principal payments on securitized debt	(1,319)	(1,201)	(1,325)
Proceeds from issuance of non-securitized debt	1,692	1,376	498
Principal payments on non-securitized debt	(45)	(981)	(534)
Repurchases of debt	(1,429)	—	—
Net increase (decrease) in notes and debt outstanding under revolving credit facilities	615	(61)	113
Principal payments under financing arrangements and capital lease obligations	(49)	(82)	(79)
Settlement of (premiums on) call options, net	6	—	(27)
Debt issuance costs	(46)	(16)	(19)
Proceeds from sale of treasury stock	1	5	30

Net cash provided by (used in) financing activities	1,056	996	(375)

Effect of exchange rate changes on cash and cash equivalents	23	36	1

Increase in cash and cash equivalents	328	226	162
Cash and cash equivalents at beginning of year	829	603	441

Cash and cash equivalents at end of the year	$1,157	$829	$603

Supplemental cash flow information
Cash paid during the year for
Interest, net of amounts capitalized	$427	$296	$220
Income taxes	86	32	22
Supplemental schedule of non-cash investing and financing activities
Property and equipment acquired under capital leases	46	13	11

See Notes to Consolidated Financial Statements

Navistar International Corporation and Subsidiaries

Consolidated Statements of Stockholders’ Deficit

	Series D		Common				Common
	Convertible	Number of	Stock and	Compre-		Accumulated	Stock
	Junior	Common	Additional	hensive		Other	Held in
	Preference	Shares	Paid in	Income	Accumulated	Comprehensive	Treasury,
	Stock	Outstanding	Capital	(Loss)	Deficit	Loss	at Cost	Total
(in millions)

Balance as of November 1, 2003	$4	68.5	$2,104		$(2,759)	$(856)	$(249)	$(1,756)
Net income (loss)				$(44)	(44)			(44)
Other comprehensive income (loss)
Foreign currency translation adjustments				(2)				(2)
Pension liability adjustment, net of $(1) of income tax expense				(60)				(60)

Other comprehensive income (loss)				(62)		(62)

Comprehensive income (loss)				$(106)

Premiums on call options			(27)					(27)
Amounts due from officers and directors			2					2
Stock-based compensation			3					3
Stock ownership programs		1.3	(6)		(29)		67	32

Balance as of October 31, 2004	4	69.8	2,076		(2,832)	(918)	(182)	(1,852)
Net income (loss)				$139	139			139
Other comprehensive income (loss)
Foreign currency translation adjustments				45				45
Pension liability adjustment, net of $2 of income tax benefit				(37)				(37)

Other comprehensive income (loss)				8		8

Comprehensive income (loss)				$147

Issuance of restricted stock		0.1	—					—
Stock-based compensation			4					4
Stock ownership programs		0.3	(6)		(6)		14	2

Balance as of October 31, 2005	4	70.2	2,074		(2,699)	(910)	(168)	(1,699)
Net income (loss)				$301	301			301
Other comprehensive income (loss)
Foreign currency translation adjustments				17				17
Pension liability adjustment, net of $(3) of income tax expense				243				243

Other comprehensive income (loss)				260		260

Comprehensive income (loss)				$561

Settlement of call options			6					6
Amounts due from officers and directors			1					1
Stock-based compensation			16					16
Stock ownership programs					(1)		2	1

Balance as of October 31, 2006	$4	70.2	$2,097		$(2,399)	$(650)	$(166)	$(1,114)

See Notes to Consolidated Financial Statements

Navistar International Corporation

Notes to Consolidated Financial Statements

1.	Summary of significant accounting policies

Organization and Description of the Business

Navistar International Corporation (“NIC”), incorporated under the laws of the state of Delaware in 1993, is a holding company whose principal operating subsidiaries are Navistar, Inc. (formerly known as International Truck and Engine Corporation — “International”) and Navistar Financial Corporation (“NFC”). References herein to “Navistar,” the “company,” “we,” “our,” or “us” refer collectively to NIC, its subsidiaries, and certain variable interest entities (“VIEs”) of which we are the primary beneficiary. We operate in four principal industry segments: Truck, Engine, Parts (collectively called “manufacturing operations”), and Financial Services. The Financial Services segment consists of NFC and our foreign finance operations (collectively called “financial services operations”). These segments are discussed in Note 17, Segment reporting.

We report our annual results for our fiscal year, which ends on October 31. As such, all references to 2006, 2005, and 2004 relate to the fiscal year unless otherwise indicated.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the assets, liabilities, revenues, and expenses of our manufacturing operations, majority owned dealers, wholly-owned financial services operations, and VIEs of which we are the primary beneficiary. The effects of transactions among consolidated entities have been eliminated to arrive at the consolidated amounts. Certain reclassifications were made to prior years’ amounts to conform to the 2006 presentation.

Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (Revised 2003), Consolidation of Variable Interest Entities, addresses the consolidation of business enterprises to which the usual condition of consolidation does not apply (i.e. ownership of a majority voting interest). We are the primary beneficiary of several VIEs, primarily joint ventures established to produce product and enhance our operational capabilities. We include in our consolidated financial statements the assets and liabilities and results of operations of those entities. As a result, our consolidated financial statements include assets of $116 million and $51 million and liabilities of $118 million and $40 million as of October 31, 2006 and 2005, respectively. The liabilities recognized as a result of consolidating these VIEs do not represent additional claims on our general assets; rather they represent claims against the specific assets of the consolidated VIEs. Conversely, assets recognized as a result of consolidating these VIEs do not represent assets that could be used to satisfy claims against our general assets. We are also involved with other VIEs, which we do not consolidate because we are not the primary beneficiary. The maximum loss exposure relating to these non-consolidated VIEs is not material to our financial position, results of operations, or cash flows.

We use the equity method to account for our investments in entities (i) that we do not control, but where we have the ability to exercise significant influence over operating and financial policies and (ii) where we are not the primary beneficiary. Consolidated net income (loss) includes our share of the net earnings of these entities. As of October 31, 2006, we use the equity method to account for investments in fourteen partially-owned affiliates (which include four corporations, three limited liability companies, and seven unincorporated joint ventures), in which Navistar or one of our subsidiaries is a shareholder, general or limited partner, or venturer, as applicable.

Use of Estimates

The preparation of financial statements in conformity with United States (“U.S.”) generally accepted accounting principles (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses. Significant estimates and assumptions are used for, but are not limited to: pension and other postretirement benefits, allowance for doubtful accounts, sales of

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

receivables, income tax contingency accruals and valuation allowances, product warranty and asbestos accruals, asset impairment, and litigation related accruals. Actual results could differ from the estimates.

Risks and Uncertainties

Our financial position, results of operations, and cash flows are subject to various risks and uncertainties. Factors that could affect our future financial statements and cause actual results to vary materially from expectations include, but are not limited to, adverse changes in global market conditions, overcapacity and intense competition in the truck industry, dependence on suppliers for parts with primarily single source suppliers, fluctuations in currency exchange rates, diesel fuel cost, interest rates, commodity prices for commodities used in our operations, government regulations affecting our industry and labor negotiations that impact a significant portion of our workforce. As of January 31, 2008, approximately 6,300, or 65%, of our hourly workers and approximately 800, or 11%, of our salaried workers are represented by labor unions and are covered by collective bargaining agreements. Additionally, our future operations may be affected by changes in procurement policies, budget considerations, changing national defense requirements, and political developments of the U.S. government.

Revenue Recognition

Our manufacturing operations recognize revenue when we meet four basic criteria: (i) persuasive evidence that a customer arrangement exists, (ii) the price is fixed or determinable, (iii) collectibility is reasonably assured, and (iv) delivery of product has occurred or services have been rendered.

Truck sales are generally recognized when risk of ownership passes. Sales to fleet customers and governmental entities are recognized in accordance with the terms of each contract. Revenue on certain customer requested bill and hold arrangements is not recognized until after the customer is notified that the product (i) has been completed according to customer specifications, (ii) has passed our quality control inspections, and (iii) is ready for delivery based upon the established delivery terms. Engine sales are generally recognized at the time of shipment from our plants.

Parts sales are recognized at the time of shipment. An allowance for sales returns is recorded as a reduction to revenue based upon estimates using historical information about returns. For the sale of service parts that include a core component, we record revenue on a gross basis including the fair market value of the core. A core component is the basic forging or casting, such as an engine block, that can be remanufactured by a certified remanufacturing supplier. When a dealer returns a core within the specified eligibility period, we provide a core return credit. At times, we may mark up the core charge beyond the amount we are charged by the supplier. This mark up is removed from revenue and recorded as a liability, as it represents the amount that will be paid to the dealer upon return of the core component and is in excess of the fair value to be received from the supplier.

Concurrent with our recognition of revenue, we recognize price allowances and the cost of incentive programs in the normal course of business based on programs offered to dealers. Estimates are made for sales incentives on certain vehicles in dealer stock inventory when special programs that provide a specific incentive to the dealer are offered in order to facilitate a sale to the end customer.

Shipping and handling amounts billed to our customers are included in Sales of manufactured products, net and the related shipping and handling costs incurred are included in Costs of products sold.

Financial services operations recognize revenue from retail notes, finance leases, wholesale notes, retail accounts, and wholesale accounts as Finance revenues over the term of the receivables utilizing the effective interest method. Certain origination costs and fees are deferred and recognized as an adjustment to yield and are reported as part of interest income over the life of the receivable. Loans are considered to be impaired when we conclude there is a high likelihood the customer will not be able to make full payment after

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

reviewing the customer’s financial performance, payment ability, capital-raising potential, management style, economic situation, etc. The accrual of interest on such loans is discontinued when the collection of the account becomes doubtful. When the accrual of interest is discontinued, all unpaid accrued interest is charged against Finance revenues. These loans are considered non-accrual status loans, and Finance revenues on these loans are recognized only to the extent cash payments are received. We resume accruing interest on these accounts when payments are current according to the terms of the loans and future payments are reasonably assured.

Operating lease revenues are recognized on a straight-line basis over the life of the lease. Recognition of revenue is suspended when management determines the collection of future income is not probable. Income recognition is resumed if collection becomes probable again.

Selected receivables are securitized and sold to public and private investors with limited recourse. Our financial services operations continue to service the sold receivables and receive fees for such services. Gains or losses on sales of receivables that qualify for sales accounting treatment are credited or charged to Finance revenues in the period in which the sale occurs. Discount accretion is recognized on an effective yield basis.

Cash and Cash Equivalents

All highly liquid financial instruments with maturities of 90 days or less from date of purchase, consisting primarily of bankers’ acceptances, commercial paper, and U.S. government floating rate notes, are classified as cash equivalents.

Restricted cash and cash equivalents are related to our securitized facilities, senior and subordinated floating rate asset backed notes, wholesale trust agreements, indentured trust agreements, letters of credit, Environmental Protection Agency requirements, and workers compensation requirements. The restricted cash and cash equivalents for our securitized facilities is restricted to pay interest expense, principal, or other amounts associated with our securitization agreements.

Marketable Securities

Marketable securities consist of available-for-sale securities and are measured and reported at fair value. The difference between amortized cost and fair value is recorded as a component of Accumulated other comprehensive loss (“AOCL”) in Stockholders’ deficit, net of taxes. Most securities with remaining maturities of less than twelve months and other investments needed for current cash requirements are classified as current in our consolidated balance sheets. Gains and losses on the sale of marketable securities are determined using the specific identification method and are recorded in Other (income) expenses, net.

We evaluate our investments in marketable securities at the end of each reporting period to determine if a decline in fair value is other than temporary. When a decline in fair value is determined to be other than temporary, an impairment charge is recorded and a new cost basis in the investment is established.

Derivative Instruments

We utilize derivative instruments to manage our exposure to changes in foreign currency exchange rates, interest rates, and certain commodity prices. The fair values of all derivative instruments are recognized as assets or liabilities at the balance sheet date. Changes in the fair value of these derivative instruments are recognized in income or included in AOCL, depending on whether the derivative instrument is a fair value or cash flow hedge and whether it qualifies for hedge accounting treatment.

For derivative instruments qualifying as fair value hedges, changes in the fair value of the instruments are included in Costs of products sold, Interest expense, or Other (income) expenses, net depending on the underlying exposure. For derivative instruments qualifying as cash flow hedges, gains and losses are included

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

in AOCL, net of taxes, to the extent the hedges are effective. When the hedged items affect earnings, the effective portions of the cash flow hedges are recognized as Costs of products sold, Interest expense, or Other (income) expenses, net, depending on the underlying exposure. For derivative instruments used as hedges of our net investment in foreign operations, gains and losses are included in AOCL, net of taxes, as part of the cumulative translation adjustment to the extent the hedges are effective. The exchange of cash associated with hedging derivative transactions is classified in the consolidated statements of cash flows in the same category as the cash flows from the items being hedged. The ineffective portions of cash flow hedges and hedges of net investments in foreign operations, if any, are recognized in Costs of products sold, Interest expense, and Other (income) expenses, net. If the derivative instrument is terminated, we continue to defer the related gain or loss and include it as a component of the cost of the underlying hedged item. Upon determination that the underlying hedged item will not be part of an actual transaction, we recognize the related gain or loss in net income in that period.

Gains and losses on derivative instruments not qualifying for hedge accounting are recognized in Costs of products sold, Interest expense, or Other (income) expenses, net depending on the underlying exposure. The exchange of cash associated with these non-hedging derivative transactions is classified in the consolidated statements of cash flows in the same category as the cash flows from the items subject to the economic hedging relationships.

Trade and Finance Receivables

Trade Receivables

Trade accounts receivable and notes receivable primarily arise from sales of goods to independently owned and operated dealers, original equipment manufacturers (“OEM”), and retail customers in the normal course of business. Notes receivable arise when there is a documented note owed to us by a third party, while accounts receivable arise in the normal and ordinary course of business. Under the terms of sale for notes receivable, interest is charged to customers on outstanding balances.

Finance Receivables

Finance receivables consist of the following:

Retail notes — Retail notes primarily consist of fixed rate loans to commercial customers to facilitate their purchase of new and used trucks, trailers, and related equipment.

Finance leases — Finance leases consist of direct financing leases to commercial customers for acquisition of new and used trucks, trailers, and related equipment.

Wholesale notes — Wholesale notes primarily consist of variable rate loans to our dealers for the purchase of new and used trucks, trailers, and related equipment.

Retail accounts — Retail accounts consist of short-term accounts receivable that finance the sale of products to retail customers.

Wholesale accounts — Wholesale accounts consist of short-term accounts receivable primarily related to the sales of items other than trucks, trailers, and related equipment (e.g. service parts) to dealers.

Wholesale notes and amounts due from sale of receivables are classified as held-for-sale and valued at the lower of cost or fair value on an aggregate basis, with unrealized gains or losses recorded to current earnings. All other finance receivables are classified as held-to-maturity and are recorded at gross value less unearned income and are reported net of allowances for doubtful accounts. Unearned revenue is amortized to revenue over the life of the receivable using the effective interest method. Our financial services operations

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

purchase the majority of the wholesale notes receivable and some retail notes and accounts receivable arising from our manufacturing operations. NFC retains as collateral a security interest in the equipment associated with retail notes, wholesale notes, and finance leases.

Sales of Finance Receivables

We sell finance receivables using a process commonly known as securitization, whereby asset-backed securities are sold via public offering or private placement. These transactions are considered sales from a legal standpoint. However, most of our retail note and finance lease securitization arrangements do not qualify for sales accounting treatment. As a result, the transferred receivables and the associated secured borrowings are included in our consolidated balance sheets and no gain or loss is recorded for these transactions. For those transfers that do qualify for sales accounting treatment, gains or losses are included in Finance revenues.

Our wholesale note securitization arrangements qualify for sale treatment and therefore the notes receivable are removed from our consolidated balance sheets. Gains or losses from these sales are recognized in the period of sale based upon the relative fair value of the portion sold and the portion allocated to the retained interests, and are included in Finance revenues.

We may retain interests in the receivables sold (transferred). The retained interests may include senior and subordinated securities, undivided interests in receivables used as over-collateralization, restricted cash held for the benefit of the trust, and interest-only strips. Our subordinated retained interests, including subordinated securities, the right to receive excess spread (interest-only strip), and any residual interest in the trust, are the first to absorb any credit losses on the transferred receivables. Our exposure to credit losses on the transferred receivables is limited to our retained interests. Other than being required to repurchase receivables that fail to satisfy certain representations and warranties provided at the time of the securitization, we are under no obligation to repurchase any transferred receivable that becomes delinquent in payment or otherwise is in default. The holders of the asset-backed securities have no recourse to us or our other assets for credit losses on transferred receivables, and have no ability to require us to repurchase their securities. We do not guarantee any securities issued by trusts.

We also act as servicer of transferred receivables in exchange for a fee. The servicing duties include collecting payments on receivables and preparing monthly investor reports on the performance of the receivables that are used by the trustee to distribute monthly interest and principal payments to investors. While servicing the receivables, we apply the same servicing policies and procedures that are applied to our owned receivables. The servicing income received by us is adequate to compensate us for our servicing responsibilities. Therefore, no servicing asset or liability is recorded.

We determine the fair value of our retained interests by discounting the future expected cash flows. The future expected cash flows are primarily affected by expected payment speeds and default rates. We estimate the payment speeds for the receivables sold, the discount rate used to determine the present value of the interest-only receivables, and the anticipated net losses on the receivables in order to calculate the gain or loss on arrangements that qualify for sales treatment. Estimates are based on historical experience, anticipated future portfolio performance, market-based discount rates, and other factors and are calculated separately for each securitized transaction. In addition, we re-evaluate the fair values of the retained interests on a quarterly basis and recognize changes as required. The retained interests are classified as trading.

Allowance for Doubtful Accounts

An allowance for doubtful accounts on trade, notes, and finance receivables is established through a charge to Selling, general and administrative expenses. The allowance for trade accounts and notes receivable is maintained at an amount we consider appropriate in relation to the outstanding receivables portfolio and other business conditions. The allowance for finance receivables is an estimate of the amount required to

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

absorb probable losses on the existing portfolio of finance receivables that may become uncollectible. The receivables are charged off when amounts due are determined to be uncollectible.

Troubled loan accounts are specifically identified and segregated from the remaining owned loan portfolio. The expected loss on troubled accounts is fully reserved in a separate calculation as a specific reserve. A specific reserve is set up if the past due balance exceeds $1 million, it is believed that there is a greater than 50% likelihood that the account could be impaired, and if the value of the underlying collateral is less than the principal balance of the loan. We calculate a general reserve on the remaining loan portfolio using loss ratios based on a pool method by asset type: retail notes and finance leases, retail accounts, and wholesale accounts. Loss ratios are determined using historical loss experience in conjunction with current portfolio trends in delinquencies and repossession frequency for each receivable or asset type.

When we evaluate the adequacy of the loss allowance for finance receivables, several risk factors are considered for each type of receivable. For retail notes, finance leases, and retail accounts, the primary risk factors are the general economy, fuel prices, type of freight being hauled, length of freight movements, number of competitors our customers have in their service territory, how extensively our customers use independent operators, profitability of owner operators, and expected value of the underlying collateral.

To establish a specific reserve in the loss allowance for receivables, we look at many of the same factors listed above but also consider the financial strength of the customer or dealer and key management, the timeliness of payments, the number and location of satellite locations (especially for the dealer), the number of dealers of competitor manufacturers in the market area, type of equipment normally financed, and the seasonality of the business.

Repossessions

Gains or losses arising from the sale of repossessed collateral supporting finance receivables and operating leases are recognized in Selling, general and administrative expenses. Repossessed assets are recorded within Inventories at the lower of historical cost or fair value, less estimated costs to sell.

Inventories

Inventories are valued at the lower of cost or market. Cost is principally determined using the first-in, first-out and average cost methods.

Property and Equipment

We report land, buildings, leasehold improvements, and machinery and equipment, including tooling and pattern equipment, at cost, net of depreciation and asset impairments, if applicable. We report assets under capital lease obligations at the lower of their fair value or the present value of the aggregate future minimum lease payments as of the beginning of the lease term. We depreciate our assets using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. The ranges of estimated useful lives are as follows:

Years

Buildings	20 — 50
Leasehold improvements	3 — 20
Machinery and equipment	3 — 12
Furniture, fixtures, and equipment	3 — 15
Equipment under or for capital lease obligations	3 — 12

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

The carrying amounts of all long-lived assets are evaluated periodically to determine if adjustment to the depreciation and amortization period or to the unamortized balance is warranted. Such evaluation is based principally on the expected utilization of the long-lived assets.

We depreciate trucks, tractors, and trailers leased to customers under operating lease agreements on a straight-line basis over the lease term, from one to eight years, to the equipment’s estimated residual value. The residual values of the equipment represent estimates of the value of the assets at the end of the lease contracts and are initially recorded based on estimates of future market values. Realization of the residual values is dependent on our future ability to market the equipment. We review residual values periodically to determine that recorded amounts are appropriate and the equipment has not been impaired.

Maintenance and repairs of property and equipment are expensed as incurred. We capitalize replacements and improvements that increase the estimated useful life of an asset and we capitalize interest on major construction and development projects while in progress.

Upon sale, retirement, or disposal of property and equipment, the asset cost and related accumulated depreciation balances are removed from the respective accounts, and the resulting net amount, less any proceeds, is recognized as a gain or loss in Other (income) expenses, net.

We test for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset or asset group (hereinafter referred to as “asset group”) may not be recoverable by comparing the sum of the estimated undiscounted future cash flows expected to result from the operation of the asset group and its eventual disposition to the carrying value. If the sum of the undiscounted future cash flows is less than the carrying value, an impairment charge is recorded in Other (income) expenses, net. The amount of impairment is calculated by subtracting the fair value of the asset group from the carrying value of the asset group.

Goodwill and Other Intangible Assets

We evaluate goodwill and other intangible assets not subject to amortization for impairment annually at October 31 or more frequently whenever indicators of potential impairment exist. Goodwill is considered impaired when the fair value of a reporting unit is determined to be less than the carrying value including goodwill. The amount of impairment loss is determined based on a comparison of the implied fair value of the reporting unit’s goodwill to the actual carrying value. Intangible assets not subject to amortization are considered impaired when the intangible asset’s fair value is determined to be less than the carrying value.

We use the present value of estimated future cash flows to establish the estimated fair value of our reporting units as of the testing date. This approach includes many assumptions related to future growth rates, discount factors, and tax rates, among other considerations. Changes in economic and operating conditions impacting these assumptions could result in an impairment of goodwill in future periods. When available and as appropriate, we use comparative market multiples to corroborate the estimated fair value.

Intangible assets subject to amortization are also evaluated for impairment periodically or when indicators of impairment are determined to exist. We test for impairment of intangible assets subject to amortization by comparing the sum of the estimated undiscounted future cash flows expected to result from the use of the asset to the carrying value. If the sum of the estimated undiscounted future cash flows is less than the carrying value, an impairment charge is required. The amount of impairment is calculated by subtracting the fair value

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

of the asset from the carrying value of the asset. We amortize the cost of intangible assets over their respective estimated useful lives on a straight-line basis. The ranges for the amortization periods are as follows:

Years

Customer base	6 — 15
Trademarks	20
Supply agreements	3
Other	3 — 7

Investments in and Advances to Non-consolidated Affiliates

Equity method investments are recorded at original cost and adjusted periodically to recognize (i) our proportionate share of the investees’ net income or losses after the date of investment, (ii) additional contributions made and dividends or distributions received, and (iii) impairment losses resulting from adjustments to net realizable value.

We assess the potential impairment of our equity method investments and determine fair value based on valuation methodologies, as appropriate, including the present value of estimated future cash flows, estimates of sales proceeds, and external appraisals. If an investment is determined to be impaired and the decline in value is other than temporary, we record an appropriate write-down.

Financing Costs

We amortize financing costs and premiums, and accrete discounts, over the remaining life of the related debt using the effective interest method. The related income or expense is included in Interest expense. We record discounts or premiums as a direct deduction from, or addition to, the face amount of the debt.

Pensions and Postretirement Benefits

We use actuarial methods and assumptions to account for our defined benefit pension plans and our postretirement benefit plans. Pension and postretirement benefit expense includes the actuarially computed cost of benefits earned during the current service period, the interest cost on accrued obligations, the expected return on plan assets based on fair market values, the straight-line amortization of net actuarial gains and losses, and adjustments due to plan amendments. Net actuarial gains and losses are generally amortized over the expected average remaining service period of the employees.

Engineering and Product Development Costs

Engineering and product development costs arise from ongoing costs associated with improving existing products and manufacturing processes and for the introduction of new truck and engine components and products, and are expensed as incurred.

Advertising Costs

Advertising costs are expensed as incurred and are included in Selling, general and administrative expenses. These costs totaled $26 million, $18 million, and $14 million for the years ended October 31, 2006, 2005, and 2004, respectively.

Litigation Accruals

We accrue for loss contingencies associated with outstanding litigation for which we have determined it is probable that a loss has occurred and the amount of loss can be reasonably estimated. Our asbestos, product liability, environmental, and workers compensation accruals also include estimated future legal fees associated

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

with the loss contingency, as we believe we can reasonably estimate those costs. In all other instances, legal fees are expensed as incurred. These expenses may be recorded in Costs of products sold, Selling, general and administrative expenses, or Other (income) expenses, net. These estimates are based heavily on our expectations of the scope, length to complete, and complexity of the claims. In the future, additional adjustments may be recorded as the scope, length, or complexity of outstanding litigation changes.

Warranty

We generally offer one to five year warranty coverage for our truck and engine products and our service parts. Terms and conditions vary by product, customer, and country. Optional extended warranty contracts can be purchased for periods ranging from one to ten years. We accrue warranty related costs under standard warranty terms and for claims that we choose to pay as an accommodation to our customers even though we are not contractually obligated to do so. Warranty revenue related to extended warranty contracts is amortized to income, over the life of the contract, using the straight-line method. Costs under extended warranty contracts are expensed as incurred. We base our warranty accruals on estimates of the expected warranty costs that incorporate historical information and forward assumptions about the nature, frequency, and average cost of warranty claims. When collection is reasonably assured, we also estimate the amount of warranty claim recoveries to be received from our suppliers and record them in Other current assets and Other noncurrent assets. Recoveries related to specific product recalls, in which a supplier confirms its liability under the recall, are recorded in Finance and other receivables, net. Warranty costs are included in Costs of products sold.

We have arrangements with Ford Motor Company (“Ford”) that provide for sharing warranty costs, if certain conditions are met, for engines that we produce and sell to Ford. Our obligations under these arrangements have become the subject of a disagreement with Ford, which is described more fully in Note 16, Commitments and contingencies. For the periods up to and including July 31, 2005, we recorded amounts in our warranty accrual for future payments to Ford that we believed were probable and estimable. As a result of the disagreement, we have not recorded any additional amounts in our warranty accrual for engine sales to Ford since July 31, 2005. Further, the previously-recorded amount has not been reversed, even though we may not be legally required to make any payments under such provisions.

Accrued product warranty and deferred warranty revenue activity is as follows:

	2006	2005	2004
(in millions)

Balance, at beginning of year	$730	$561	$339
Costs accrued and revenue deferred	377	350	444
Acquisitions	—	26	—
Adjustments to pre-existing warranties(A)	9	110	11
Payments and revenue recognized	(339)	(317)	(233)

Balance, at end of year	$777	$730	$561

(A)	Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior years.

The amount of deferred revenue related to extended warranty programs at October 31, 2006, 2005, and 2004 was $118 million, $81 million, and $60 million, respectively. Revenue recognized under our extended warranty programs in 2006, 2005, and 2004 was $27 million, $20 million, and $17 million, respectively.

Stock-based Compensation

We have various plans that provide for the granting of stock-based compensation to certain employees, directors, and consultants, which are described more fully in Note 20, Stock-based compensation plans. Upon

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

stock-settled option exercises, shares are issued from Common stock held in treasury. Prior to 2006, we accounted for those plans using the recognition and measurement principles of the intrinsic value method of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations, and applied the disclosure-only provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation. Effective November 1, 2005, we adopted the provisions of FASB Statement No. 123 (Revised 2004), Share-Based Payment, which revises FASB Statement No. 123 and supersedes APB Opinion No. 25 and its related interpretations.

The revised statement focuses primarily on accounting for transactions in which we obtain employee services in share-based payment transactions. FASB Statement No. 123(R) eliminates the alternative of applying the intrinsic value measurement provisions of APB Opinion No. 25 to stock compensation awards issued to employees. The new standard requires us to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. We must recognize the cost over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). We elected the modified prospective application method, and we apply FASB Statement No. 123(R) to awards granted in 2006 and to awards modified, repurchased, or cancelled after the date of adoption of this standard.

After adoption of FASB Statement No. 123(R), stock-based compensation expense in 2006 was $14 million and there was no related income tax benefit. The impact of adopting FASB Statement No. 123(R) on 2006 net income and basic and diluted earnings per share was a decrease of $11 million, $0.16, and $0.15, respectively.

If we had recognized compensation expense using the fair value recognition provisions of FASB Statement No. 123, prior to the adoption of FASB Statement No. 123(R), the pro forma amounts of our net income (loss) and earnings (loss) per share for the years ended October 31, 2005 and 2004 would have been as follows:

	2005	2004
(in millions, except per share amounts)

Net income (loss), as reported	$139	$(44)
Add: Stock-based compensation expense included in reported net income (loss)	4	3
Deduct: Total stock-based compensation expense determined under fair value based method for all awards	(29)	(30)

Pro forma net income (loss)	$114	$(71)

Earnings (loss) per share:
Basic — as reported	$1.98	$(0.64)
Basic — pro forma	1.63	(1.02)
Diluted — as reported	1.90	(0.64)
Diluted — pro forma	1.57	(1.02)

Prior to the adoption of FASB Statement No. 123(R), we presented all tax benefits of deductions resulting from exercise of stock options within operating cash flows in the consolidated statement of cash flows. Beginning on November 1, 2005, we changed our cash flow presentation to include the cash flows resulting from tax benefits for deductions in excess of compensation cost recognized, in financing cash flows in accordance with the requirements of FASB Statement No. 123(R). The impact on our consolidated statement of cash flows for the year ended October 31, 2006 was not material.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

Foreign Currency Translation

We translate the financial statements of foreign subsidiaries, whose local currency is their functional currency, to U.S. dollars using period-end exchange rates for assets and liabilities and weighted-average exchange rates for each period for revenues and expenses. Differences arising from exchange rate changes are included in the Foreign currency translation adjustments component of AOCL. For those foreign subsidiaries whose functional currency is the U.S. dollar, no translation adjustments are required. Gains and losses arising from fluctuations in currency exchange rates on transactions denominated in currencies other than the functional currency are recognized in earnings as incurred. We recognized foreign currency transaction gains of $16 million in both 2006 and 2005, and foreign currency transaction losses of $4 million in 2004, which were recorded in Other (income) expenses, net.

Income Taxes

We file a consolidated U.S. federal income tax return for NIC and its eligible domestic subsidiaries. Our non-U.S. subsidiaries file income tax returns in their respective local jurisdictions. We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax benefit carryforwards. Deferred tax assets and liabilities at the end of each period are determined using enacted tax rates.

Under the provisions of FASB Statement No. 109, Accounting for Income Taxes, a valuation allowance is required to be established or maintained when, based on currently available information and other factors, it is more likely than not that all or a portion of a deferred tax asset will not be realized. FASB Statement No. 109 provides that an important factor in determining whether a deferred tax asset will be realized is whether there has been sufficient taxable income in recent years and whether sufficient taxable income can reasonably be expected in future years in order to utilize the deferred tax asset. Based on our recent history of U.S. operating losses through 2004 and our near-term financial outlook, we believe that it is more likely than not that U.S. deferred tax assets will not be realized. As a result, we continue to maintain a full valuation allowance for U.S. deferred tax assets as of October 31, 2006.

We accrue for loss contingencies related to income tax matters for which we have determined it is probable that additional taxes will be assessed and the amount can be reasonably estimated. In connection with examinations of tax returns, contingencies may arise that generally result from differing interpretations of applicable tax laws and regulations as they relate to the amount, timing, or inclusion of revenues or expenses in taxable income, or the sustainability of tax credits to reduce income taxes payable.

Earnings (Loss) Per Share

The calculation of basic earnings (loss) per share is based on the weighted-average number of our common shares outstanding during the applicable period. The calculation for diluted earnings (loss) per share recognizes the effect of all potential dilutive common shares that were outstanding during the respective periods, unless their impact would be anti-dilutive.

New Accounting Pronouncements

Numerous accounting pronouncements have been issued by various standard setting and governmental authorities that will be effective after October 31, 2006. Of those issued, FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, may result in significant impacts on our consolidated financial condition and results of operations when adopted.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

FASB Statement No. 158

In September 2006, the FASB issued FASB Statement No. 158, which requires a company that sponsors one or more single-employer defined benefit pension and other postretirement benefit plans to recognize in its balance sheet the funded status of a benefit plan. The funded status represents the difference between the fair value of plan assets and the benefit obligation, as a net asset or liability, with an offsetting adjustment to accumulated other comprehensive income in stockholders’ equity. FASB Statement No. 158 also requires additional financial statement disclosure regarding certain effects on net periodic benefit cost, prospective application, and the recognition and disclosure requirements, which are effective for fiscal years ending after December 15, 2006. We will adopt the provisions of FASB Statement No. 158 in 2007. As we expect our pension and postretirement plans will continue to be underfunded as of the effective date of FASB Statement No. 158, we believe the adoption of FASB Statement No. 158 will increase our Postretirement benefits liabilities, decrease our Pension and intangible pension assets and increase our AOCL and Total stockholders’ deficit.

FASB Interpretation No. 48

In June 2006, the FASB issued FASB Interpretation No. 48, which is effective for fiscal years beginning after December 15, 2006. FASB Interpretation No. 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB Interpretation No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We will adopt the provisions of FASB Interpretation No. 48 effective November 1, 2007. While we have not completed our review and implementation of this Interpretation, we do not expect there will be a material impact on our consolidated financial condition and results of operations.

Certain other pronouncements issued or adopted since October 31, 2006 and their expected impact on our financial condition and results of operations are:

Impact on Our Financial Condition and
Pronouncement	Effective Date	Results of Operations

Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 110, Share Based Payment	Effective January 1, 2008.	This Bulletin will not have an impact on our financial statements.

FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51	Effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008. Our effective date is November 1, 2009.	We are evaluating the potential impact, if any.

FASB Statement No. 141(R), Business Combinations	Applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. Our effective date is November 1, 2009.	We will adopt this Statement on a prospective basis.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

Impact on Our Financial Condition and
Pronouncement	Effective Date	Results of Operations

Emerging Issues Task Force Issue No. 07-01, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities	Effective for financial statements issued for fiscal years beginning after December 15, 2007. Our effective date is November 1, 2008.	We are evaluating the potential impact, if any.

SAB No. 109, Written Loan Commitments Recorded at Fair Value through Earnings	Effective as of the first fiscal quarter beginning after December 15, 2007. Our effective date is February 1, 2008.	We believe this pronouncement will not have a material impact, as we do not have loan commitments recorded at fair value through earnings.

FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities	Effective as of the beginning of the first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. Our effective date is November 1, 2008.	We are evaluating the potential impact, if any. We have not determined whether to adopt the fair value option.

FASB Statement No. 157, Fair Value Measurements	Effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. Our effective date is November 1, 2008.	We are evaluating the potential impact, if any.

FASB Statement No. 154, Accounting Changes and Error Corrections	Effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.	We will adopt this Statement in 2007 and apply its guidance for any changes in accounting principle, change in accounting estimate, or correction of an error in previously issued financial statements. We believe this pronouncement will not have a material impact.

2.	Business combinations

Fiscal 2006 Acquisitions

We acquire and dispose of dealerships from time to time to facilitate the transition of dealerships from one independent owner to another. In 2006, we obtained 100% voting equity interest in nine entities, whose principal business is operating an International dealership, for an aggregate purchase price of $62 million, which was paid primarily in cash. Six of the entities are based in the U.S. and three are based in Canada. These dealerships are included in our consolidated financial statements from their respective dates of acquisition in our Truck segment. Goodwill, franchise rights, and customer base recognized in those

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

transactions amounted to $2 million, $17 million, and $6 million, respectively, and the amount of goodwill is expected to be fully deductible for tax purposes.

Fiscal 2005 Acquisitions

In 2005, we acquired all of the voting equity interests in the following entities:

•	MWM International Industria De Motores Da America Do Sul Ltda. (“MWM”), formerly MWM Motores Diesel, Ltda., a Brazilian entity that produces a broad line of medium and high-speed diesel engines across the 50 to 310 horsepower range for use in pickups, trucks, vans, light and semi-heavy trucks, as well as agricultural, marine, and electric generator applications. MWM’s financial results are included in our consolidated financial statements from the date of acquisition, April 1, 2005. MWM is included in our Engine segment.

•	Workhorse Custom Chassis (“WCC”), a leading U.S. manufacturer of chassis for motor homes and commercial step-van vehicles. WCC’s financial results are included in our consolidated financial statements from the date of acquisition, August 19, 2005. WCC is included in our Truck segment.

•	In conjunction with the WCC acquisition, we also purchased Uptime Parts (“Uptime”), a U.S. parts distribution network that supplies commercial fleets and RV dealers. Uptime’s financial results are included in our consolidated financial statements from the date of acquisition, August 19, 2005. Uptime is included in our Parts segment.

•	We also obtained 100% voting equity interest in four entities whose principal business is operating an International dealership. These dealerships are included in our consolidated financial statements from their respective dates of acquisition in our Truck segment.

The purpose of the MWM, WCC, and Uptime acquisitions was to increase our product line diversification, broaden our customer base, and increase our manufacturing and distribution operations on a domestic and international basis.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the respective acquisition dates:

	2005
	MWM	WCC	Uptime	Dealerships	Total
(in millions)

Acquisition cost	$233	$252	$67	$26	$578

Purchase price allocation:
Current assets	$84	$50	$11	$45	$190
Property and equipment	82	24	2	33	141
Other assets	7	2	—	1	10
Intangible assets	66	165	21	9	261
Goodwill	125	78	38	1	242

Total assets acquired	364	319	72	89	844

Current liabilities	114	63	5	31	213
Long-term debt	14	—	—	32	46
Other noncurrent liabilities	3	4	—	—	7

Total liabilities assumed	131	67	5	63	266

Net assets acquired	$233	$252	$67	$26	$578

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

As a result of the above acquisitions, we recognized the following amounts as additions to intangible assets in 2005:

		Useful	Weighted
	Amount	Lives	Average Lives
(in millions)

Customer base	$125	6 — 15 years	11
Trademarks	59	20 years	20
Trademarks	36	indefinite	—
Supply agreements	27	10 years	10
Dealer franchise rights	7	indefinite	—
Other	7	3 — 7 years	4

Total intangible assets	$261		10

As part of our acquisition of WCC, $25 million of the purchase price was set aside in an escrow account to be used to indemnify us for certain contingencies assumed upon acquisition. As of October 31, 2006, we have asserted claims for reimbursement from the seller in excess of $25 million. These claims have been disputed by the seller. No significant amounts have yet been recorded as recoverable by us from the escrow.

The total goodwill recognized at the acquisition dates for the above transactions is $242 million, approximately half of which is expected to be deductible for tax purposes. Goodwill was assigned to the Truck, Engine, and Parts segments in the amounts of $79 million, $125 million, and $38 million, respectively.

The unaudited pro forma financial information in the table below summarizes the combined results of operations of Navistar and the entities acquired in 2005 and 2004 listed above, as though the acquired companies had been combined as of the beginning of 2004. The impact of acquisitions in 2006 was not material. The unaudited pro forma financial information below is presented for information purposes only and is not indicative of the results of operations that would have been achieved if these acquisitions had taken place at the beginning of the year, or that may result in the future.

	Unaudited Pro Forma Information for the Years
	Ended October 31,
	2005	2004
(in millions, except per share data)

Sales and revenues, net	$12,645	$10,668
Net income	151	10
Diluted earnings per share	2.06	0.14

Subsequent Events

Since October 31, 2006, we have acquired two International dealerships for an aggregate purchase price of $9 million.

In December 2007, we sold all of our interests in a heavy-duty truck parts remanufacturing business. In connection with the sale we received gross proceeds of about $20 million.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

3.	Marketable securities

Our investments in marketable securities, which are classified as available-for-sale, are as follows:

	2006		2005
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
(in millions)

U.S. government and agency securities	$103	$103	$87	$87
Corporate bonds and notes	33	33	4	4

Total	$136	$136	$91	$91

4.	Finance and other receivables, net

As of October 31, 2006 and 2005, our finance and other receivables are summarized by major classification as follows:

	2006	2005
(in millions)

Accounts receivable	$908	$760
Retail notes	3,459	3,068
Finance leases	351	299
Wholesale notes	375	202
Amounts due from sales of receivables	707	441

Finance and other receivables	5,800	4,770
Less: Allowance for doubtful accounts	(75)	(71)

Finance and other receivables, net	5,725	4,699
Less: Current portion, net	(3,127)	(2,379)

Noncurrent portion, net	$2,598	$2,320

The current portion of finance receivables is computed based on contractual maturities. Actual cash collections typically vary from the contractual cash flows because of sales, prepayments, extensions, delinquencies, credit losses, and renewals.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

Contractual maturities of our finance and other receivables, including residual value and unearned finance income, as of October 31, 2006, are summarized as follows:

					Due from
	Accounts	Retail	Finance	Whole-	Sale of
	Receivable	Notes	Leases	Sale Notes	Receivables	Total
(in millions)

Due in:
2007	$902	$1,195	$108	$375	$707	$3,287
2008	6	979	88	—	—	1,073
2009	—	797	79	—	—	876
2010	—	519	70	—	—	589
2011	—	265	64	—	—	329
Thereafter	—	69	6	—	—	75

Sub-total	908	3,824	415	375	707	6,229
Unearned finance income	—	(365)	(64)	—	—	(429)

Finance and other receivables	$908	$3,459	$351	$375	$707	$5,800

Finance receivables on non-accrual status totaled $1 million as of October 31, 2006 and 2005. Balances with payments over 90 days past due on finance receivables totaled $22 million and $20 million as of October 31, 2006 and 2005, respectively. The average balance of impaired receivables for 2006, 2005, and 2004 was $6 million, $8 million, and $18 million, respectively.

The activity related to our allowance for doubtful accounts for finance and other receivables for the years ended October 31, is summarized as follows:

	2006	2005	2004
(in millions)

Balance, at beginning of year	$71	$74	$75
Provision for doubtful accounts	28	24	27
Charge-off of accounts, net of recoveries	(24)	(27)	(28)

Balance, at end of year	$75	$71	$74

The components of the allowance for doubtful accounts by receivable type are as follows as of October 31, 2006 and 2005:

	2006	2005
(in millions)

Accounts receivable	$31	$31
Retail notes	35	33
Finance leases	6	5
Wholesale notes	3	2

Total	$75	$71

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

Repossessions

We repossess leased and sold trucks on defaulted finance receivables and leases, and place them back into Inventories. We liquidate these repossessions to recover the credit losses in our portfolio which resulted in net liquidation losses of $4 million in 2006, $5 million in 2005, and $6 million in 2004.

A summary of the activity related to repossessed trucks for the years ended October 31, 2006 and 2005 is as follows:

	2006	2005
(in millions)

Repossessions, at beginning of year	$10	$29
Acquisitions	30	54
Liquidations	(34)	(73)

Repossessions, at end of year	$6	$10

5.	Sales of receivables

NFC’s primary business is to provide wholesale, retail, and lease financing for new and used trucks sold by International and International’s dealers and, as a result, NFC’s finance receivables and leases have a significant concentration in the trucking industry. On a geographic basis, there is not a disproportionate concentration of credit risk in any area of the U.S. NFC retains as collateral an ownership interest in the equipment associated with leases and a security interest in equipment associated with wholesale notes and retail notes.

NFC finances receivables through Navistar Financial Retail Receivable Corp. (“NFRRC”), Navistar Financial Securities Corp. (“NFSC”), Truck Retail Accounts Corp. (“TRAC”), Truck Engine Receivables Financing Co. (“TERFCO”), prior to December 2005, and International Truck Leasing Corporation (“ITLC”), which are all special purpose, wholly-owned subsidiaries (“SPE”) of NFC. In accordance with FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, these transactions are accounted for either as a sale with gain or loss recorded and a retained interest recorded at the date of sale, or as a secured borrowing. We provide limited recourse for all subordinated receivables. The recourse is limited to our subordinated interest and relates to credit risk only.

Off balance sheet securitizations

NFC sells wholesale notes through NFSC, which has in place a revolving wholesale note trust that provides for the funding of eligible wholesale notes. As of October 31, 2006 and 2005, the trust owned $1.7 billion and $1.4 billion, respectively, of wholesale notes and marketable securities. Components of the wholesale note trust funding certificates as of October 31, 2006 were a $200 million tranche of investor certificates maturing in July 2008, two $212 million tranches of investor certificates and notes expected to mature equally on May 25, 2007 and February 25, 2010, variable funding certificates (“VFCs”) with a maximum capacity of $800 million expected to mature in May 2007, and a seller’s subordinated interest of $294 million. Components of the wholesale note trust funding certificates as of October 31, 2005, were a $200 million tranche of investor certificates maturing in July 2008, three $212 million tranches of investor certificates and notes expected to mature equally on June 26, 2006, May 25, 2007, and February 25, 2010, VFCs with a maximum capacity of $400 million expected to mature December 26, 2005, and a seller’s subordinated interest of $202 million. On June 26, 2006, the wholesale note trust paid off $212 million of the investor certificates, and on May 25, 2007, paid off $212 million of the investor notes. In December 2005, the VFCs were extended to March 2006, and in March 2006, they were further extended to May 2006. In May 2006, the VFCs were increased from $400 million to $600 million, then to $800 million in October 2006. In

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

January 2007, the expiration date was extended from May 2007 to January 2008. In December 2007, funding under the VFCs was extended again from January 2008 to November 2008.

During the second quarter of 2004, TRAC obtained financing for its retail accounts with a bank conduit that provides for the funding of up to $100 million of eligible retail accounts. The revolving retail account facility expired on August 13, 2006, and was renewed with an expiration date, as amended, of August 8, 2008. As of October 31, 2006, this facility was fully utilized. TRAC had a subordinated interest in the facility of $413 million as of October 31, 2006 and $175 million as of October 31, 2005.

TERFCO had in place a trust to provide funding of $100 million of unsecured trade receivables generated by the sale of diesel engines and engine service parts from us to Ford. This facility was fully utilized as of October 31, 2005. TERFCO had a subordinated interest in the trust of $64 million as of October 31, 2005. On December 15, 2005, the trust terminated and final distribution was made to noteholders of the trust.

Retained Interests

The SPEs’ assets are available to satisfy their creditors’ claims prior to such assets becoming available for the SPEs’ own uses or to NFC or affiliated companies. NFC is under no obligation to repurchase any sold receivable that becomes delinquent in payment or otherwise is in default. The terms of receivable sales generally require NFC to provide credit enhancements in the form of over-collateralizations and/or cash reserves with the trusts and conduits. The use of such cash reserves by NFC is restricted under the terms of the securitized sales agreements. The maximum exposure under all receivable sale recourse provisions was $707 million and $441 million as of October 31, 2006 and October 31, 2005, respectively. Our retained interests in the related trusts or assets held by the trusts are recognized in Finance and other receivables, net.

The following is a summary of amounts due from sales of receivables:

	2006	2005
(in millions)

Excess seller’s interests	$670	$402
Interest only strip	20	16
Restricted cash reserves	17	23

Total amounts due from sales of receivables	$707	$441

We estimate the payment speed for the receivables sold, expected net credit losses, and the discount rate used to determine the fair value of the retained interests. Estimates of payment speeds, expected credit losses, and discount rates are based on historical experience, anticipated future portfolio performance, and other factors and are made separately for each securitization transaction. In addition, we estimate the fair value of the retained interests on a quarterly basis utilizing updated estimates of these factors.

The key economic assumptions as of October 31, 2006 and the sensitivity of the current fair values of residual cash flows to an immediate adverse change of 10 percent and 20 percent in that assumption are as follows:

		Fair Value Change
		at October 31,
		2006
		Adverse	Adverse
		10%	20%
(dollars in millions)

Discount rate (annual)	9.8 — 19.3%	$4.1	$8.1
Estimated credit losses	0 — 0.18%	0.1	0.2
Payment speed (percent of portfolio per month)	10.3 — 58.2%	0.5	0.9

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

The lower end of the discount rate assumption range and the upper end of the payment speed assumption range were used to value the retained interests in the TRAC retail accounts securitization. No percentage for estimated credit losses were assumed for TRAC as no losses have been incurred to date. The upper end of the discount rate assumption range and the lower end of the payment speed assumption range were used to value the retained interests in the wholesale note securitization facility.

These sensitivities are hypothetical and should be used with caution. The effect of a variation of a particular assumption on the fair value of the retained interests is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract these reported sensitivities.

The following tables reconcile the total serviced portfolio to NFC’s on balance sheet portfolio, net of unearned income, as of October 31, 2006 and 2005:

	Retail	Finance	Wholesale	Accounts
	Notes	Leases	Notes	Receivable	Total
(in millions)

2006
Serviced portfolio	$3,209	$170	$1,659	$617	$5,655
Less: Sold receivables	—	—	(1,413)	(453)	(1,866)

Total on balance sheet	$3,209	$170	$246	$164	$3,789

2005
Serviced portfolio	$2,895	$170	$1,258	$445	$4,768
Less: Sold receivables	—	—	(1,160)	(369)	(1,529)

Total on balance sheet	$2,895	$170	$98	$76	$3,239

For sold receivables, wholesale notes balances past due over 90 days were $1 million as of October 31, 2006 and 2005. There were no past due retail balances for TERFCO or TRAC at either date.

The following table sets forth the activity related to off balance sheet securitizations reported in Finance revenues:

	2006	2005	2004
(in millions)

Fair value adjustments	$(7)	$(7)	$(1)
Excess spread income(A)	64	62	45
Servicing fees revenue	17	14	11
Losses on sales of receivables	(7)	(2)	(5)
Investment revenue	6	7	4

Securitization income	$73	$74	$54

(A)	Excess spread income is the income generated by the receivables in off balance sheet securitization trusts, net of interest expense, credit losses, and administrative expenses.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

Cash flows from off balance sheet securitization transactions are as follows:

	2006	2005	2004
(in millions)

Proceeds from sales of finance receivables	$8,160	$8,716	$6,706
Servicing fees	16	14	11
Cash from net excess spread	61	63	45
Investment income	5	4	2

Net cash from securitization transactions	$8,242	$8,797	$6,764

6.	Inventories

As of October 31, 2006 and 2005, inventories included the following:

	2006	2005
(in millions)

Finished products	$1,206	$951
Work in process	92	56
Raw materials	382	250
Supplies	56	73

Total inventories	$1,736	$1,330

7.	Property and equipment, net

As of October 31, 2006 and 2005, property and equipment included the following:

	2006	2005
(in millions)

Land	$45	$42
Buildings, machinery, and equipment
Plants	3,066	2,826
Distribution centers	119	109
Equipment held for or under lease	495	470
Office equipment, computers, and other	181	163

	3,906	3,610
Less: Accumulated depreciation and amortization	(1,936)	(1,712)

	1,970	1,898
Construction in progress	187	185

Property and equipment, net	$2,157	$2,083

As discussed in Note 10, Debt, certain of our property and equipment serve as collateral for borrowings.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

As of October 31, 2006 and 2005, equipment held for or under lease and assets under financing arrangements and capital lease obligations are as follows:

	2006	2005
(in millions)

Equipment held for or under lease	$495	$470
Less: Accumulated depreciation	(143)	(137)

Equipment held for or under lease, net	$352	$333

Assets under financing arrangements and capital lease obligations:
Buildings, machinery, and equipment	$704	$659
Less: Accumulated depreciation and amortization	(336)	(263)

Assets under financing arrangements and capital lease obligations, net	$368	$396

For the years ended October 31, 2006, 2005, and 2004, depreciation expense, amortization expense related to assets under financing arrangements and capital lease obligations, and interest capitalized on construction projects are as follows:

	2006	2005	2004
(in millions)

Depreciation expense	$325	$309	$285
Amortization expense	20	7	3
Interest capitalized	8	1	1

Capital Expenditures

At October 31, 2006, commitments for capital expenditures in progress were $39 million and contingent liabilities related to these commitments were less than $1 million.

Leases

We lease certain land, buildings, and equipment under non-cancelable operating leases and capital leases expiring at various dates through 2021. Operating leases generally have 5 to 25 year terms, with one or more renewal options, with terms to be negotiated at the time of renewal. Various leases include provisions for rent escalation to recognize increased operating costs or require us to pay certain maintenance and utility costs. Our rent expense for the years ended October 31, 2006, 2005, and 2004 was $46 million, $42 million, and $35 million, respectively. Rental income from subleases was $2 million, $2 million, and $3 million for the years ended October 31, 2006, 2005, and 2004, respectively.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

Future minimum lease payments at October 31, 2006, for those leases having an initial or remaining non-cancelable lease term in excess of one year and certain leases that are treated as finance lease obligations, are as follows:

	Financing
	Arrangements
	and Capital
	Lease	Operating
	Obligations	Leases	Total
(in millions)

2007	$75	$43	$118
2008	127	38	165
2009	245	31	276
2010	13	25	38
2011	1	22	23
Thereafter	6	84	90

	$467	$243	$710

Less: interest portion	(66)

Total	$401

Asset Impairment

Our Engine segment recorded an asset impairment charge totaling $23 million in 2005 related to the write-down of assets that were idle at the Huntsville, Alabama assembly plant. Management determined that these assets effectively had been abandoned as of February 2005. The fair value of such assets was determined to be zero at that time because no future service potential existed.

Asset Retirement Obligations

We have a number of asset retirement obligations in connection with certain owned and leased locations, leasehold improvements, and sale and leaseback arrangements. Certain of our production facilities contain asbestos that would have to be removed if such facilities were to be demolished or undergo a major renovation. The fair value of the conditional asset retirement obligations as of the balance sheet date has been determined to be immaterial. Asset retirement obligations relating to the cost of removing improvements to leased facilities or returning leased equipment at the end of the associated agreements are not material.

8.	Goodwill and other intangible assets, net

Goodwill represents the unallocated excess of purchase price over the fair value of identifiable assets and liabilities acquired in business combinations. Other indefinite-lived intangible assets include dealer franchise rights and trademarks. Other finite-lived intangible assets consist of customer base, trademarks, supply agreements, non-compete agreements, developed software, and patents and intellectual property.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

The following table shows changes in the carrying amount of goodwill for the years ended October 31, 2006, 2005, and 2004, for each operating segment that has goodwill assigned:

	Truck	Engine	Parts	Total
(in millions)

As of October 31, 2003	$8	$45	$—	$53
Acquisitions	4	—	—	4
Impairment charges	(3)	—	—	(3)
Reduction due to sale of business unit	(1)	—	—	(1)

As of October 31, 2004	8	45	—	53
Acquisitions	79	125	38	242
Impairment charges	(2)	—	—	(2)
Other(A)	1	20	—	21

As of October 31, 2005	86	190	38	314
Acquisitions	2	—	—	2
Other	(1)	(2)	—	(3)

As of October 31, 2006	$87	$188	$38	$313

(A)	Other adjustment to Engine segment goodwill in 2005 was due primarily to foreign currency translation.

The following table provides information regarding our other indefinite-lived intangible assets for the years ended October 31, 2006, 2005, and 2004:

	2006	2005	2004
(in millions)

Dealer franchise rights	$36	$22	$17
Trademarks	45	43	—

We sold two, one, and three International dealer operations (“Dealcor”) during the years ended October 31, 2006, 2005, and 2004, respectively.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

The following table provides information regarding our finite-lived intangible assets that are subject to amortization for the years ended October 31, 2006, 2005, and 2004:

	2006	2005	2004
(in millions)

Customer base:
Gross carrying value	$143	$134	$5
Accumulated amortization	(17)	(6)	(2)

Net of amortization	$126	$128	$3

Trademarks:
Gross carrying value	$59	$59	$—
Accumulated amortization	(4)	(1)	—

Net of amortization	$55	$58	$—

Supply agreements:
Gross carrying value	$27	$27	$—
Accumulated amortization	(3)	(1)	—

Net of amortization	$24	$26	$—

Other:
Gross carrying value	$10	$10	$3
Accumulated amortization	(3)	—	—

Net of amortization	$7	$10	$3

Total intangible assets:
Gross carrying value	$239	$230	$8
Accumulated amortization	(27)	(8)	(2)

Net of amortization	$212	$222	$6

Total estimated amortization expense for our finite-lived intangible assets for the next five years is as follows:

Estimated
Amortization
(in millions)

2007	$23
2008	23
2009	22
2010	18
2011	15

9.	Investments in and advances to non-consolidated affiliates

Investments in and advances to non-consolidated affiliates is comprised of a 49 percent ownership interest in Blue Diamond Parts (“BDP”), a 51 percent ownership interest in Blue Diamond Truck (“BDT”), and twelve other partially-owned affiliates. We do not control these affiliates, but have the ability to exercise significant influence over their operating and financial policies. Our ownership percentages in the twelve other affiliates

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

range from 30 percent to 50 percent. Our investment in these affiliates is an integral part of our operations, and we account for them using the equity method of accounting.

We contributed $23 million and $1 million in new and incremental investments in these non-consolidated affiliates during 2006 and 2005, respectively. Additionally, during 2004 we recognized a $27 million loss on our investment in Siemens Diesel Systems Technology, LLC (“SDST”), included in Equity in income of non-consolidated affiliates, related to our decision to discontinue purchasing certain engine components from SDST and agreed to reimburse this affiliate for the unamortized value of equipment used to build and assemble those engine components. We reimbursed this affiliate $7 million in 2006 and $4 million in 2005. Our remaining reimbursements under this obligation are nearly $7 million in each of 2007, 2008, and 2009.

The following table summarizes 100% of the combined assets, liabilities, and equity of our equity method affiliates as of October 31, 2006 and 2005:

	2006	2005
(in millions)	(unaudited)

Assets
Current assets	$535	$443
Noncurrent assets	273	293

Total assets	$808	$736

Liabilities and equity
Current liabilities	$395	$400
Noncurrent liabilities	30	35

Total liabilities	425	435
Partners’ capital and stockholders’ equity Navistar	215	178
Third parties	168	123

Total liabilities and equity	$808	$736

The following table summarizes 100% of the combined results of operations of our equity method affiliates for the years ended October 31:

	2006	2005	2004
(in millions)		(unaudited)

Net sales	$2,156	$1,592	$1,191
Costs, expenses, and income tax expense	1,934	1,397	1,057

Net income	$222	$195	$134

We recorded sales to certain of these affiliates totaling $454 million, $356 million, and $247 million in 2006, 2005, and 2004, respectively. Sales to our Blue Diamond affiliates accounted for substantially all of these sales. We also purchased $897 million, $753 million, and $608 million of inventory from certain of these affiliates in 2006, 2005, and 2004, respectively. The majority of these purchases related to our BDT and SDST affiliates.

At October 31, 2006 and 2005, BDP owed us $37 million and $32 million, respectively, and BDT owed us $22 million and $26 million, respectively. At October 31, 2006 and 2005, we owed BDT $32 million and $36 million, respectively. Total receivables due from all other affiliates were $9 million and $8 million in 2006 and 2005, respectively. Total payables owed by us to all affiliates totaled $41 million and $17 million in 2006 and 2005, respectively. All such receivables and payables arise from sales of products and services.

As of October 31, 2006, undistributed earnings in non-consolidated affiliates totaled $58 million.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

In December 2005, we finalized our joint venture with Mahindra & Mahindra Ltd., a leading Indian manufacturer of multi-utility vehicles and tractors, and made a cash contribution of $21 million to the joint venture. This venture operates under the name of Mahindra International, Ltd. and provides us engineering services as well as advantages of scale and global sourcing for a more competitive cost structure.

Presented below is summarized financial information for BDP, which is accounted for under the equity method and is considered a significant unconsolidated affiliate in 2006 and 2005. We have a 49% voting interest in BDP, which manages sourcing, merchandising, and distribution of various replacement parts. The carrying value of our investment in BDP was $13 million and $10 million at October 31, 2006 and 2005, respectively. Dividends received from BDP were $80 million for the years ended October 31, 2006 and 2005, and $45 million for the year ended October 31, 2004.

Summarized statement of operations information from BDP’s financial statements for the twelve months ended December 31, 2006, 2005, and 2004 is as follows:

	2006	2005	2004
	(unaudited)
(in millions)

Net service revenue	$212	$187	$111
Net expenses	30	27	18
Income before tax expense	182	160	93
Net income	180	158	91

Equity in income of non-consolidated affiliates includes BDP-related income of $83 million, $75 million, and $45 million for the years end October 31, 2006, 2005, and 2004, respectively. Balance sheet information for BDP is insignificant to our consolidated balance sheet.

Subsequent Events

In July 2007, Core Moldings Technologies, Inc. (“CMT”) repurchased 3.6 million shares of its stock from us for $26 million. As a result, our ownership interest in CMT was reduced to 9.9%.

In September 2007, we informed Ford of our decision to terminate the BDT joint venture agreement. Pursuant to the agreement, the termination will be effective on September 28, 2009 and the BDT joint venture will be liquidated. However, upon either party’s request and under commercially reasonable terms, we will continue to supply vehicles following the effective date for up to four additional years.

Also in September 2007, we sold our ownership interest in SDST to our joint venture partner, Siemens VDO Automotive Corporation. In conjunction with the sale, we received gross proceeds of $49 million for our percentage ownership in SDST.

In November 2007, we signed a second joint venture agreement with Mahindra & Mahindra Ltd. to produce diesel engines for medium and heavy commercial trucks and buses in India. We have a 49% ownership in this joint venture, which will afford us the opportunity to enter a market in India that has significant growth potential for commercial vehicles and diesel power.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

10.	Debt

(in millions)	2006	2005

Manufacturing operations
Loan Facility, due 2009	$1,500	$—
Majority-owned dealerships	484	245
Financing arrangements and capital lease obligations	401	408
7.5% Senior Notes, due 2011, net of unamortized discount of $1	15	249
9.95% Senior Notes, due 2011	11	13
4.75% Subordinated Exchangeable Notes, due 2009	1	202
2.5% Senior Convertible Notes, due 2007	—	190
6.25% Senior Notes, due 2012	—	400
9.375% Senior Notes, due 2006	—	393
Other	60	24

Total manufacturing operations debt	2,472	2,124
Less: Current portion	(526)	(648)

Net long-term manufacturing operations debt	$1,946	$1,476

Financial services operations
Asset-backed debt issued by consolidated SPEs, at variable rates, due serially through 2011	$3,097	$2,779
Bank revolvers, variable rates, due 2010	1,454	838
Revolving retail warehouse facility, variable rates, due 2010	500	500
Borrowing secured by operating and finance leases of retail customer vehicles	123	148

Total financial services operations debt	5,174	4,265
Less: Current portion	(365)	(332)

Net long-term financial services operations debt	$4,809	$3,933

Manufacturing Operations

We experienced a significant change in our debt composition after October 31, 2005. As a result of the delay in filing NIC’s 2005 Annual Report on Form 10-K and subsequent filings, the majority of NIC’s public debt went into default in the first several months of calendar year 2006, thereby giving the holders of that debt the right, under certain circumstances, to accelerate the maturity of the debt and to demand repayment. To provide for the timely repayment of that debt, for the smooth transition to a new capital structure, and in the event it became necessary to repay the holders of the public debt, NIC entered into a three-year unsecured $1.5 billion Loan Facility (“Loan Facility”) in February 2006. Throughout 2006, as described below, five different series of public notes were repaid using the proceeds of the Loan Facility. In January 2007, NIC entered into a new $1.5 billion five-year term loan facility and synthetic revolving facility (“Facilities”). Borrowings under the Facilities were used to repay the February 2006 Loan Facility. The Facilities mature in January 2012 and provide for repeated repayments and subsequent borrowings. Additional information about the Facilities is presented below in the Subsequent Events section.

Included in our financing arrangements and capital lease obligations are financing arrangements of $355 million and $396 million as of October 31, 2006 and October 31, 2005, respectively. These arrangements involve the sale and leaseback of manufacturing equipment considered integral equipment. Accordingly, these

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

arrangements are accounted for as financings. Inception dates of these arrangements range from December 1995 to June 2002, terms range from 6.5 to 12 years, effective interest rates vary from 7.14% to 9.13%, and buyout option exercise dates range from December 2005 to June 2009. In addition, the amount of financing arrangements and capital lease obligations include $46 million and $12 million of capital leases for real estate and equipment as of October 31, 2006 and October 31, 2005, respectively. Interest rates used in computing the net present value of the lease payments under capital leases ranged from 4% to 13.2%.

Our majority-owned dealerships incur debt to finance their inventories, property, and equipment. The various dealership debt instruments have interest rates that range from 4% to 13% and maturities that extend to 2010.

In January 2006, we received a notice from purported holders of more than 25% of our $220 million 4.75% Subordinated Exchangeable Notes due April 2009 asserting that we were in default of a financial reporting covenant under the indenture governing the Exchangeable Notes for failing to timely provide the trustee for the Exchangeable Notes an Annual Report on Form 10-K for the year ended October 31, 2005. On February 3, 2006, we received notices from BNY Midwest Trust Company, as trustee under the applicable indentures for each of the following series of our long-term debt: (i) 2.5% Senior Convertible Notes due December 2007, (ii) 9.375% Senior Notes due June 2006, (iii) 6.25% Senior Notes due March 2012, and (iv) 7.5% Senior Notes due June 2011, asserting that we were in default of a financial reporting covenant under the applicable indentures for failing to timely furnish the trustee a copy of our Annual Report on Form 10-K for the year ended October 31, 2005. In addition, on March 22, 2006, we received a notice of acceleration from holders of our $400 million 6.25% Senior Notes due March 2012.

Between March and August 2006, we used proceeds from the Loan Facility to repurchase or refinance our 9.375% Senior Notes due June 2006, 6.25% Senior Notes due March 2012, 7.5% Senior Notes due June 2011, 2.5% Senior Convertible Notes due December 2007, and/or our 4.75% Subordinated Exchangeable Notes due April 2009. In connection with the repurchase of such notes, we recognized a loss of $23 million during the year ended October 31, 2006 and recorded it in Other (income) expenses, net. Borrowings accrued interest at an adjusted London Interbank Offered Rate (“LIBOR”) plus a spread ranging from 475 to 725 basis points, based on our credit ratings from time to time. The spread was to have increased by an additional 50 basis points at the end of the twelve-month period following the date of the first borrowing and by an additional 25 basis points at the end of each subsequent six-month period, subject to further increases under certain other circumstances. The Loan Facility included restrictive covenants which, among other things, limited our ability to incur additional indebtedness, pay dividends, and repurchase stock. The Loan Facility also required that we maintain a fixed charge coverage ratio of not less than 1.1 to 1.0. Borrowings under the Loan Facility were guaranteed by International. The Loan Facility was subsequently amended on August 2, 2006, to permit borrowings under the Loan Facility through August 9, 2006, for the purpose of placing funds borrowed into an escrow account to subsequently repay, discharge, or otherwise cure by December 21, 2006, any existing default under our outstanding 2.5% Senior Convertible Notes due December 2007.

In March 2006, we borrowed an aggregate principal amount of $545 million under the Loan Facility to repurchase $276 million principal amount of our outstanding $393 million 9.375% Senior Notes due June 2006, $234 million principal amount of our outstanding $250 million 7.5% Senior Notes due June 2011, $7 million of our 9.375% Senior Notes due June 2006 held by our affiliate, and to pay accrued interest as well as certain fees incurred in connection with the Loan Facility and the repurchase of such Senior Notes. On March 7, 2006, we executed supplemental indentures relating to such Senior Notes which, among other provisions, waived any and all defaults and events of default existing under the indentures, eliminated substantially all of the material restrictive covenants, specified affirmative covenants and certain events of default, and rescinded any and all prior notices of default and/or acceleration delivered to us.

In March 2006, we also borrowed an aggregate principal amount of $614 million under the Loan Facility to repurchase, pursuant to a tender offer, $198 million principal amount of our outstanding $202 million

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

4.75% Subordinated Exchangeable Notes due April 2009, to retire all of our outstanding $400 million 6.25% Senior Notes due March 2012, and to pay accrued interest and certain fees incurred in connection with the Loan Facility and the repurchase of such notes. On March 24, 2006, we executed a supplemental indenture relating to our 4.75% Subordinated Exchangeable Notes due April 2009. This supplemental indenture, among other provisions, waived any and all defaults and events of default existing under the indenture, eliminated substantially all of the material restrictive covenants, specified affirmative covenants and certain events of default, and rescinded any and all prior notices of default and/or acceleration delivered to us. In June 2006, we repurchased $2 million principal of the notes in private transactions.

In April 2006, we borrowed an aggregate principal amount of $21 million under the Loan Facility to replace funds used in 2005 to retire $20 million of principal amount of our outstanding 4.75% Subordinated Exchangeable Notes due April 2009 and $1 million of principal amount of our 7.5% Senior Notes due June 2011, along with accrued interest on the notes.

In June 2006, we borrowed an aggregate principal amount of $125 million under the Loan Facility to repurchase the remaining outstanding balance of the 9.375% Senior Notes due June 2006, including all accrued interest and certain fees incurred in connection with the Loan Facility and the repurchase of such notes.

In August 2006, we borrowed an aggregate principal amount of $195 million under the Loan Facility to repurchase $190 million principal amount of our outstanding 2.5% Senior Convertible Notes due December 2007 and to pay accrued interest on the notes as well as certain fees incurred in connection with the Loan Facility and the repurchase of the notes. On August 9, 2006, we executed a supplemental indenture to the indenture dated December 16, 2002 relating to our 2.5% Senior Convertible Notes due December 2007. The supplemental indenture, among other things, waived any and all defaults and events of default existing under the Senior Notes indenture, eliminated specified affirmative covenants and certain events of default and related provisions in the Senior Notes indenture, and rescinded any and all prior notices of default and/or acceleration delivered to us pursuant to the Senior Notes indenture.

Subsequent Events

In December 2006, we voluntarily repaid $200 million of our $1.5 billion Loan Facility.

In 2007, less than $1 million principal of the 4.75% Subordinated Exchangeable Notes due April 2009 were converted into 11,069 shares of our common stock.

In January 2007, we entered into the Facilities mentioned above. The Facilities were arranged by JP Morgan Chase Bank and a group of lenders that included Credit Suisse, Banc of America Securities, and Citigroup Global Markets. The Facilities are guaranteed by International. In January 2007, we borrowed an aggregate principal amount of $1.3 billion under the Facilities. The proceeds were used to repay all amounts outstanding under the February 2006 Loan Facility as well as certain fees incurred in connection therewith. All borrowings under the Facilities accrue interest at a rate equal to a base rate or an adjusted LIBOR plus a spread ranging from 200 to 400 basis points, which is based on our credit rating in effect from time to time. The initial LIBOR spread is 325 basis points. The Facilities contain customary provisions for financings of this type, including, without limitation, representations and warranties, affirmative and negative covenants, and events of default and cross-default. The Facilities also require that we maintain a fixed charge coverage ratio of not less than 1.1 to 1.0. All draws under the Facilities are subject to the satisfaction of customary conditions precedent for financings of this type, including, without limitation, certain officers’ certificates and opinions of counsel and the absence of any material adverse change since October 31, 2004, except for previously disclosed items.

In June 2007, we signed a definitive loan agreement relating to a five-year senior inventory-secured, asset-based revolving credit facility in an aggregate principal amount of $200 million. This new loan facility

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

matures in June 2012 and is secured by certain of our domestic manufacturing plant and service parts inventory as well as our used truck inventory. All borrowings under this new loan facility accrue interest at a rate equal to a base rate or an adjusted LIBOR plus a spread. The spread, which is based on an availability-based measure, ranges from 25 to 75 basis points for Base Rate borrowings and from 125 to 175 basis points for LIBOR borrowings. The initial LIBOR spread is 150 basis points. Borrowings under the new facility are available for general corporate purposes.

Financial Services Operations

During 2005, NFC entered into the Amended and Restated Revolving Credit Agreement (“Credit Agreement”). The new contractually committed Credit Agreement initially had two primary components, including a term loan ($400 million originally) and a revolving bank loan ($800 million). The latter has a Mexican sub-revolver ($100 million), which may be used by NIC’s Mexican financial services operations. The entire Credit Agreement matures July 1, 2010; however the term loan is to be repaid in 19 consecutive quarterly amounts of $1 million and a final payment of $381 million on July 1, 2010. Unlike the revolving portion, repayments of the term loan may not be re-borrowed. At October 31, 2006 and 2005, the availability under the Credit Agreement was $51 million and $607 million, respectively. Under the terms of the Credit Agreement, NFC is required to maintain a debt to tangible net worth ratio of no greater than 6.0 to 1.0, a twelve-month rolling fixed charge coverage ratio of no less than 1.25 to 1.0, and a twelve-month rolling combined retail/lease losses to liquidations ratio of no greater than 6%. The Credit Agreement grants security interests in substantially all of NFC’s unsecuritized assets to the participants in the Credit Agreement. Compensating cash balances are not required. Facility fees of 0.375% are paid quarterly on the revolving loan portion only, regardless of usage.

In June 2005, Truck Retail Instalment Paper Corporation (“TRIP”), a special purpose, wholly-owned subsidiary of NFC, entered into a new $500 million revolving retail facility to replace the 2000 facility that otherwise would have expired in October 2005. The new notes mature in June 2010 and are subject to optional early redemption in full without penalty or premium upon satisfaction of certain terms and conditions on any date on or after April 15, 2010. NFC uses TRIP to temporarily fund retail notes and retail leases, other than fair market value leases. This facility is used primarily during the periods prior to a securitization of retail notes and finance leases. NFC retains a repurchase option against the retail notes and leases sold into TRIP; therefore, TRIP’s assets and liabilities are consolidated in our balance sheets. As of October 31, 2006 and 2005, NFC had $148 million and $233 million, respectively, in retail notes and finance leases in TRIP.

The asset-backed debt is issued by consolidated SPEs and is payable out of collections on the finance receivables sold to the SPEs. This debt is the legal obligation of the SPEs and not NFC. The balance outstanding was $3.1 billion and $2.8 billion as of October 31, 2006 and 2005, respectively. The carrying amount of the retail notes and finance leases used as collateral was $3.1 billion and $2.7 billion as of October 31, 2006 and 2005, respectively. Similar to the waivers obtained on the Credit Agreement, we have obtained waivers for the private retail transactions and the private portion of the wholesale note transaction. These waivers are similar in scope to the Credit Agreement waivers and expire November 30, 2008.

Failure to deliver audited financial statements on a timely basis could be declared a servicer default by the investors of various retail and wholesale securitizations. If default is declared, the remedy could be the replacement as servicer or accelerated debt amortization from assets in the trust. We do not believe a delay in the delivery of audited financial statements would have a material adverse affect on the investors, as required for a servicer default; therefore, waivers on public securitizations have not been obtained.

NFC enters into secured borrowing agreements involving vehicles subject to operating and finance leases with retail customers. The balances are classified under financial services operations debt as borrowings secured by leases. In connection with the securitizations and secured borrowing agreements of certain of its leasing portfolio assets, NFC and its subsidiary, Navistar Leasing Services Corporation (“NLSC”), have

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

established Navistar Leasing Company (“NLC”), a Delaware business trust. NLSC was formerly known as Harco Leasing Company, Inc. prior to its name change effective September 21, 2006. NLC holds legal title to leased vehicles and is the lessor on substantially all leases originated by NFC. The assets of NLC have been and will continue to be allocated into various beneficial interests issued by NLC. NLSC owns one such beneficial interest in NLC and NLSC has transferred other beneficial interests issued by NLC to purchasers under secured borrowing agreements and securitizations. Neither the beneficial interests held by purchasers under secured borrowing agreements or the assets represented thereby, nor legal interest in any assets of NLC, are available to NLSC, NFC, or its creditors. The balance of all the above-mentioned secured borrowings issued by NLC totaled $24 million as of October 31, 2006 and $68 million as of October 31, 2005. The carrying amount of the vehicles subject to finance and operating leases used as collateral was $20 million as of October 31, 2006 and $67 million as of October 31, 2005. Neither NLSC nor NLC has any unsecured debt.

ITLC, a special purpose, wholly-owned subsidiary of NFC, was established in June 2004 to provide NFC with another entity to obtain borrowings secured by leases. The balances are classified under financial services operations debt as borrowings secured by leases. ITLC’s assets are available to satisfy its creditors’ claims prior to such assets becoming available for ITLC’s use or to NFC or affiliated companies. The balance of all the above-mentioned secured borrowings issued by ITLC totaled $92 million as of October 31, 2006 and $55 million as of October 31, 2005. The carrying amount of the vehicles subject to finance and operating leases used as collateral was $84 million as of October 31, 2006 and $51 million as of October 31, 2005. ITLC does not have any unsecured debt.

We financed $743 million of funds denominated in U.S. dollars and Mexican pesos to be used for investment in our Mexican financial services operations. As of October 31, 2006, borrowings outstanding under these arrangements were $398 million, of which 15% is denominated in dollars and 85% in pesos. The interest rates on the dollar-denominated debt are at a negotiated fixed rate or at a variable rate based on LIBOR. On peso-denominated debt, the interest rate is based on the Interbank Interest Equilibrium Rate. The effective interest rate for the combined dollar and peso denominated debt was 8.4% for 2006 and 2005. As of October 31, 2006 and 2005, $290 million and $149 million, respectively, of our Mexican financial services operations’ receivables were pledged as collateral for bank borrowings.

The Credit Agreement of NFC requires both NIC and NFC to file and provide to NFC’s lenders copies of their respective Annual Reports on Form 10-K for each year, their Quarterly Reports on Form 10-Q for each of the first three quarters of each year, and the related financial statements on or before the dates specified in the Credit Agreement. Failure to do so results in a default under the Credit Agreement, during which NFC may not incur any additional indebtedness under the Credit Agreement until the default is cured or waived. In January 2006, NIC and NFC filed Current Reports on Form 8-K stating that they would miss the filing deadline for their Annual Reports on Form 10-K for 2005. On January 17, 2006, NFC received a waiver that waived through May 31, 2006, (i) the defaults created under the Credit Agreement by the failure of NIC and NFC to file and deliver such reports and financial statements, (ii) the potential defaults that would otherwise be created by their failure to provide such reports and financial statements to the lenders in the future as required under the Credit Agreement, and (iii) the cross default to certain indebtedness of NIC created by such failures, provided the applicable lenders did not have the right to accelerate the applicable debt. On March 2, 2006, NFC received a second waiver, which extended the existing waivers through January 31, 2007, and expanded the waivers to include the failure of NIC and NFC to file their Quarterly Reports on Form 10-Q and to deliver the related financial statements through the date thereof. The second waiver also waived the default, if any, created by the right of the holders of NIC’s long-term debt to accelerate payment of that debt as a result of the failure of NIC to file the required reports.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

Subsequent Events

The financial services operations, principally NFC, were affected by the delay in filing NIC’s and NFC’s 2005 Annual Reports on Form 10-K and subsequent filings. The principal impact was to create the possibility of a default in NFC’s Credit Agreement (see below). NFC remedied this possibility by obtaining a series of waivers from lenders to the Credit Agreement, as more fully described below. As of the date of this Form 8-K, NFC is not in default under the Credit Agreement.

In November 2006, NFC received a third waiver that extended the existing waivers through October 31, 2007, and expanded the waivers to include any default or event of default that would result solely from NIC’s or NFC’s failure to meet the filing requirements of Sections 13 and 15 of the Securities Exchange Act of 1934 (“Exchange Act”), as amended, with respect to their Annual Reports on Form 10-K for 2005 and 2006 and their Quarterly Reports on Form 10-Q for the periods from November 1, 2005 through July 31, 2007.

In March 2007, NFC entered into the First Amendment to the Credit Agreement increasing the term loan component by $220 million, the quarterly payment to $1.6 million, and increasing the maximum permitted consolidated leverage ratio from 6:1 to 7:1 through November 1, 2007, and from 6:1 to 6.5:1 for the period November 1, 2007 through April 30, 2008. After April 30, 2008, the ratio returns to 6:1 for all periods thereafter. In addition, the First Amendment increased the amount of dividends permitted to be paid from NFC to International to $400 million plus net income and any non-core asset sale proceeds from May 1, 2007 through the date of such payment.

In October 2007, NFC entered into a Second Amendment to its Credit Agreement and received a fourth waiver. The fourth waiver extended through December 31, 2007 and expanded the previous waivers, which waive any default or event of default that would result solely from NFC’s and NIC’s failure to meet the filing requirements of Sections 13 and 15 of the Exchange Act, as amended, with respect to their Annual Reports on Form 10-K for 2005, 2006, and 2007 and certain of their Quarterly Reports on Form 10-Q. During the period from November 1, 2007 until the waiver terminates, interest rates on certain loans under the Credit Agreement are increased by 0.25%.

In December 2007, NFC received a fifth waiver extending the fourth waiver through November 30, 2008. NFC has also obtained waivers from the various bank conduits that provide funding for certain retail and wholesale securitizations and secured borrowings. These waivers expire upon the earlier of November 30, 2008, or the date on which NIC and NFC each shall have timely filed a report on Form 10-K or Form 10-Q with the SEC.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

Future Maturities

The aggregate contractual annual maturities for debt for the five years 2007 through 2011 and thereafter as of October 31, 2006 are as follows:

		Financial
	Manufacturing	Services
	Operations	Operations	Total
(in millions)

2007	$526	$365	$891
2008	134	243	377
2009	1,759	230	1,989
2010	25	2,022	2,047
2011	24	152	176
Thereafter	4	2,162	2,166

Total	$2,472	$5,174	$7,646

See Manufacturing Operations — Subsequent Events for information regarding refinancing of debt.

The weighted average interest rates on total debt, including short-term debt, and the effect of discounts and related amortization, are as follows:

	2006	2005

Manufacturing operations	9.6%	7.7%
Financial services operations	5.2%	5.3%
Total	6.6%	6.2%

Debt and Lease Covenants

We have certain public and private debt agreements that limit our ability to incur additional indebtedness, pay dividends, buy back our stock, and take other actions. As of October 31, 2006, we were in compliance with those covenants. Under the terms of our facilities, NIC and its restricted subsidiaries are required to maintain a fixed charge coverage ratio (EBITDA/fixed charges) of not less than 1.1 to 1.0 on a rolling four quarter basis.

We have obligations under various leases which require us to timely file, and/or deliver to the lessors, copies of all reports filed with the SEC within specified periods of time. Failure to comply with this requirement beyond the specified cure periods in the leases for the year ended October 31, 2006 has resulted in defaults under our lease agreements, which potentially give the lessors the right to declare a default under the leases and to potentially take other adverse actions. We have obtained waivers for these defaults through at least October 31, 2008 for our significant leases.

We are also required under certain agreements with public and private lenders of NFC to ensure that NFC and its subsidiaries maintain their income before interest expense and income taxes at not less than 125% of their total interest expense. No income maintenance payments were required during the years ended October 31, 2006, 2005, and 2004. As of October 31, 2006, the maximum available for dividend distribution to NIC from its subsidiaries under the most restrictive covenants was $281 million. Our Mexican financial services operations also have debt covenants, which require the maintenance of certain financial ratios. As of October 31, 2006, we were in compliance with those covenants. See the Subsequent Events discussion above for covenant violation notices and associated waivers subsequent to October 31, 2006.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

11.	Postretirement benefits

Defined Benefit Plans

We provide postretirement benefits to a substantial portion of our employees. Costs associated with postretirement benefits include pension and postretirement health care expenses for employees, retirees, and surviving spouses and dependents. In addition, as part of the 1993 restructured health care and life insurance plans, profit sharing payments to the Retiree Supplemental Benefit Trust (“Supplemental Trust”) are required. We utilize an October 31 measurement date for all of our defined benefit plans.

The components of our postretirement benefits expense included in our consolidated statements of operations for the years ended October 31 consist of the following:

	2006	2005	2004
(in millions)

Pension expense	$69	$51	$61
Health and life insurance expense	140	172	164
Profit sharing provision payable to Supplemental Trust	—	1	1

Total postretirement benefits expense	$209	$224	$226

Net postretirement benefits expense, exclusive of the profit sharing provision payable to the Supplemental Trust, included in our consolidated statements of operations for the years ended October 31 is composed of the following:

				Health and Life
	Pension Expense			Insurance Expense
	2006	2005	2004	2006	2005	2004
(in millions)

Service cost for benefits earned during the period	$27	$25	$24	$18	$20	$16
Interest on obligation	223	217	225	129	138	141
Amortization of cumulative losses	77	70	62	54	68	63
Amortization of prior service cost (benefit)	6	7	8	(7)	—	—
Curtailments	2	—	—	—	—	—
Premiums on pension insurance	1	1	3	—	—	—
Less: Expected return on assets	(267)	(269)	(261)	(54)	(54)	(56)

Net postretirement benefits expense	$69	$51	$61	$140	$172	$164

Cumulative unrecognized actuarial gains and losses for two plans, where substantially all of the plan participants are inactive, are amortized over the average remaining life expectancy of the inactive plan participants. For all other plans, cumulative gains and losses are amortized over the average remaining service period of active employees. Plan amendments arising from negotiated labor contracts are amortized over the length of the contract. Plan amendments unrelated to negotiated labor contracts are amortized over the average remaining service period of active employees.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

The funded status of our plans as of October 31, 2006 and 2005, and reconciliation with amounts recognized in our consolidated balance sheets are presented below:

			Health and Life
	Pension Benefits		Insurance Benefits
	2006	2005	2006	2005
(in millions)

Change in benefit obligation
Benefit obligation at beginning of year	$4,131	$4,115	$2,520	$2,636
Amendments	—	(2)	(60)	—
Service cost	27	25	18	20
Interest on obligation	223	217	129	138
Actuarial net (gain) loss	(37)	118	(117)	(97)
Currency translation	(14)	(2)	(1)	—
Plan participants’ contributions	—	—	32	37
Benefits paid	(336)	(340)	(193)	(218)
Acquisition	—	—	—	4

Benefit obligation at end of year	$3,994	$4,131	$2,328	$2,520

Change in plan assets
Fair value of plan assets at beginning of year	$3,041	$3,081	$631	$633
Actual return on plan assets	398	268	79	59
Currency translation	(19)	(4)	—	—
Employer contributions	30	22	6	6
Benefits paid	(321)	(326)	(58)	(67)

Fair value of plan assets at end of year	$3,129	$3,041	$658	$631

Funded status	$(865)	$(1,090)	$(1,670)	$(1,889)
Unrecognized actuarial net loss	1,145	1,397	688	883
Unrecognized prior service cost (benefit)	6	15	(58)	(5)

Net amount recognized	$286	$322	$(1,040)	$(1,011)

Amounts recognized in our consolidated balance sheets consist of:
Prepaid and intangible pension assets:
Prepaid benefit cost	$46	$41	$—	$—
Intangible asset	8	15	—	—
Other current liabilities:
Postretirement benefits liabilities — current	(43)	(37)	(175)	(131)
Postretirement benefits liabilities — noncurrent	(740)	(958)	(865)	(880)
Accumulated other comprehensive loss	1,015	1,261	—	—

Net amount recognized	$286	$322	$(1,040)	$(1,011)

The accumulated benefit obligation for pension benefits, a measure that excludes the effect of prospective salary and wage increases, was $3.9 billion and $4.0 billion in October 31, 2006 and 2005, respectively. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

with accumulated benefit obligations in excess of plan assets were $3.9 billion and $4.1 billion, $3.8 billion and $4.0 billion, and $3.0 billion and $3.0 billion, respectively, for October 31, 2006 and 2005.

The minimum pension liability adjustment included in AOCL is net of deferred taxes of $325 million and $328 million at October 31, 2006 and 2005, respectively. A valuation allowance of $326 million has been recorded for deferred tax assets at both October 31, 2006 and 2005.

Generally, the pension plans are non-contributory. Our policy is to fund the pension plans in accordance with applicable U.S. and Canadian government regulations and to make additional contributions from time to time. As of October 31, 2006, we have met all regulatory minimum funding requirements. In 2007, we contributed $28 million to our pension plans to meet regulatory minimum funding requirements.

We primarily fund other post-employment benefit (“OPEB”) obligations such as retiree medical, in accordance with a 1993 legal agreement, which requires us to fund a portion of the plans’ annual service cost. In 2007, we contributed $6 million to our OPEB plans to meet legal funding requirements.

We have certain unfunded pension plans, under which we make payments directly to employees. Benefit payments of $15 million and $14 million in 2006 and 2005, respectively, are included within the amount of “Benefits paid” in the “Change in benefit obligation” section above, but are not included in the “Change in plan assets” section, because the payments are made directly by us and not by separate trusts that are used in the funding of our other pension plans.

We also have certain OPEB benefits that are paid from company assets (instead of trust assets). Payments from company assets, net of participant contributions, result in differences in our benefits paid as presented under “Change in benefit obligation” and “Change in plan assets” of $103 million and $114 million for 2006 and 2005, respectively.

The weighted average rate assumptions used in determining benefit obligations for the years ended October 31, 2006 and 2005 were:

	Pension Benefits		Health and Life Insurance Benefits
	2006	2005	2006	2005

Discount rate used to determine present value of benefit obligation at end of year	5.6%	5.5%	5.7%	5.6%
Expected rate of increase in future compensation levels	3.5%	3.5%	—	—

The weighted average rate assumptions used in determining net postretirement benefit expense for the years ended 2006, 2005, and 2004 were:

	Pension Benefits			Health and Life Insurance Benefits
	2006	2005	2004	2006	2005	2004

Discount rate	5.5%	5.4%	5.7%	5.6%	5.4%	5.8%
Expected long-term rate of return on plan assets	9.0%	9.0%	9.0%	9.0%	9.0%	9.0%
Expected rate of increase in future compensation levels	3.5%	3.5%	3.5%	—	—	—

We determine our assumption as to expected return on plan assets by evaluating both historical returns as well as estimates of future returns. Specifically, we analyze the average historical broad market returns for various periods of time over the past 100 years for equities and over a 30-year period for fixed income securities, and adjust the computed amount for any expected changes in the long-term outlook for both the equity and fixed income markets. We consider the current asset mix as well as our targeted asset mix when establishing the expected return on plan assets.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

As of October 31, 2006 and 2005, the weighted average percentage of plan assets by category is as follows:

				Health and Life
	Pension Benefits			Insurance Benefits
	Target			Target
Asset Category	Range	2006	2005	Range	2006	2005

Equity securities
Navistar common stock		5%	6%		7%	7%
Other equity securities		69%	61%		64%	67%
Hedge funds		10%	9%		11%	11%

Total equity securities	60-80%	84%	76%	75-85%	82%	85%

Debt securities		15%	23%		14%	14%
Other, including cash		1%	1%		4%	1%

Total debt securities and other	20-40%	16%	24%	15-25%	18%	15%

Our investment strategy is consistent with our policy to maximize returns while considering overall investment risk and the funded status of the plans relative to their benefit obligations. Our investment strategy takes into account the long-term nature of the benefit obligations, the liquidity needs of the plans, and the expected risk/return tradeoffs of the asset classes in which the plans may choose to invest. Total equities for the pension plans exceeded the higher end of their target ranges due primarily to strong equity markets in October 2006. Consequently, in November 2006 assets were rebalanced to comply with guideline ranges. Asset allocations are established through an investment policy, which is updated periodically and reviewed by a fiduciary committee and our Board of Directors. We believe that returns on common stock over the long term will be higher than returns from fixed-income securities as the historical broad market indices have shown. Equity and fixed-income investments are made across a broad range of industries and companies to provide protection against the impact of volatility in any single industry or company. Under our strategy, hedge fund investments are targeted to be no more than 15% of pension assets.

The actuarial assumptions used to compute the net periodic pension cost and postretirement benefit cost are based upon information available as of the beginning of the year, specifically market interest rates, past experience, and our best estimate of future economic conditions. Changes in these assumptions may impact future benefit costs and obligations. In computing future costs and obligations, we must make assumptions about such things as employee mortality and turnover, expected salary and wage increases, discount rates, expected returns on plan assets, and expected future cost increases. Three of these items have a significant impact on the level of cost: (i) discount rates, (ii) expected rates of return on plan assets, and (iii) healthcare cost trend rates.

Prior to the 2005 year-end valuations, we estimated the discount rate for our U.S. pension and OPEB obligations by reference to the average of the Moody’s AA Corporate Bond Index and the Merrill Lynch Ten Year + High Quality Corporate Bond Index adjusted to match estimated defined benefit payment timing. Beginning with 2005, we estimate the discount rate for our U.S. pension and OPEB obligations by matching anticipated future benefit payments for the plans to the Citigroup yield curve to establish a weighted average discount rate for each plan. This improved methodology, considered a change in estimate, was adopted because it was deemed superior to the previously applied methodology in that it provides for a matching of expected investment yields available considering the timing of future cash outflows.

Health care cost trend rates are established through a review of actual recent cost trends and projected future trends. Our retiree medical trend assumptions are our best estimate of expected inflationary increases to healthcare costs. Due to the number of former employees and their beneficiaries included in our retiree

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

population (approximately 47,000), the assumptions used are based upon both our specific trends and nationally expected trends.

For 2007 and 2006, the weighted average rate of increase in the per capita cost of post retirement health care benefits covered by U.S. plans, which represent 93% of our other post retirement benefit obligation, is projected to be 7.9% and 4.2%, respectively. The rate is projected to decrease to 5% by the year 2012 and remain at that level each year thereafter.

The effect of changing the health care cost trend rate by one-percentage point for each future year is as follows:

	One-Percentage	One-Percentage
(in millions)	Point Increase	Point Decrease

Effect on total of service and interest cost components	$18	$(15)
Effect on postretirement benefit obligation	$244	$(206)

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act introduces a voluntary prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree healthcare plans that provide prescription drug benefits that are at least actuarially equivalent to Medicare Part D. This subsidy covers a defined portion of an individual beneficiary’s annual covered prescription drug costs, and is exempt from federal taxation.

In May 2004, the FASB issued FASB Staff Position No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” which provides guidance on the accounting for the effects of the Act. We adopted the provisions of FASB Staff Position No. FAS 106-2 in the third quarter of 2004, retroactive to December 8, 2003. The retroactive application of the Medicare subsidy reduced our 2004 postretirement benefit expense by $43 million.

Our expected future benefit payments and federal subsidy receipts for the years ending October 31, 2007 through 2011 and the five years ending October 31, 2016 are estimated as follows:

			Postretirement
	Pension	Other Postretirement	Benefit Subsidy
(in millions)	Benefit Payments	Benefit Payments	Receipts

2007	$344	$187	$19
2008	342	192	20
2009	336	200	22
2010	329	204	23
2011	321	206	23
2012 through 2016	1,487	992	127

Actual pension benefit payments, postretirement benefits payments, and postretirement benefits subsidy receipts for the year ending October 31, 2007 were $333 million, $191 million, and $17 million, respectively.

Defined Contribution Plans

Our defined contribution plans cover a substantial portion of domestic salaried employees and certain domestic represented employees, first hired on or after January 1, 1996. The defined contribution plans contain a 401(k) feature and provide most participants with a matching contribution from the company. Many participants covered by the plan receive annual company contributions to their retirement account based on an age-weighted percentage of the participant’s eligible compensation for the calendar year.

Defined contribution expense pursuant to these plans was $22 million, $22 million, and $11 million in 2006, 2005, and 2004, respectively.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

Subsequent Event

On December 16, 2007, the majority of United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) members voted to ratify a new contract that will run through September 30, 2010. Among the changes to the contract was the elimination of lump sum payments to retirees. The Company currently accounts for such payments as a defined benefit plan based on the historical substance of the underlying arrangement. The benefit obligation as of October 31, 2006 was $59 million. The elimination of the lump sum benefits will be accounted for in 2008 as a settlement and curtailment of the plan.

12.	Other liabilities

At October 31, the major classifications of other liabilities are as follows:

	2006	2005
(in millions)

Other current liabilities
Product warranty and deferred warranty revenue	$569	$557
Unearned revenue and guaranteed residuals	394	400
Postretirement benefits liabilities	218	168
Payroll, income, and other taxes	202	152
Core liabilities	108	82
Payroll, commissions, and employee benefits	95	125
Employee incentive programs	80	42
Dealer reserves	42	36
Interest	41	43
Litigation, environmental, product liability, and asbestos	29	81
Professional fees and consulting	21	1
Sales and marketing	16	9
Volume discounts and rebates	5	28
Restructuring and program termination charges	5	4
Other	110	111

Total other current liabilities	$1,935	$1,839

Other noncurrent liabilities
Product warranty and deferred warranty revenue	$208	$173
Litigation, environmental, product liability, and asbestos	117	163
Payroll, income, and other taxes	47	38
Workers’ compensation	41	43
Dealer reserves	29	26
Security deposits	27	29
Unearned revenue and guaranteed residuals	21	42
Restructuring and program termination charges	4	10
Other	42	26

Total other noncurrent liabilities	$536	$550

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

13.	Income taxes

The domestic and foreign components of Income (loss) before income taxes consist of the following for the years ended October 31:

	2006	2005	2004
(in millions)

Domestic	$168	$34	$(71)
Foreign	227	111	36

Total income (loss) before income taxes	$395	$145	$(35)

The components of Income tax expense consist of the following for the years ended October 31:

	2006	2005	2004
(in millions)

Current:
Federal	$15	$10	$7
State and local	16	12	9
Foreign	67	59	11

Total current expense	98	81	27

Deferred:
Federal	(1)	(5)	2
State and local	(4)	—	—
Foreign	1	(70)	(20)

Total deferred expense (benefit)	(4)	(75)	(18)

Total income tax expense	$94	$6	$9

A reconciliation of statutory federal income tax expense to actual income tax expense is as follows for the years ended October 31:

	2006	2005	2004
(in millions)

Statutory federal income tax expense (benefit)	$138	$51	$(12)
State income taxes, net of federal benefit	8	8	5
Research and development credits	(8)	(8)	(9)
Adjustments to valuation allowances	(12)	(29)	29
Medicare reimbursement	(17)	(16)	(15)
Differences in foreign tax rates	(3)	10	(3)
Other	(12)	(10)	14

Actual income tax expense	$94	$6	$9

Undistributed earnings of foreign subsidiaries were $370 million at October 31, 2006. Taxes have not been provided on these undistributed earnings because they are considered to be indefinitely invested in foreign subsidiaries. It is not practicable to estimate the amount of unrecognized deferred tax liabilities, if any, for these undistributed foreign earnings.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

The components of the deferred tax asset (liability) at October 31 are as follows:

	2006	2005
(in millions)

Deferred tax assets attributable to:
Employee benefits liabilities	$750	$799
Net operating loss (“NOL”) carryforwards	339	481
Product liability and warranty accruals	332	332
Research and development	222	156
Financing arrangements	174	203
Tax credit carryforwards	121	106
Other	292	321

Gross deferred tax assets	2,230	2,398
Less: Valuation allowances	(1,797)	(1,925)

Net deferred tax assets	$433	$473

Deferred tax liabilities:
Property and equipment	$(200)	$(257)
Goodwill and intangibles assets	(117)	(110)
Other	(49)	(38)

Total deferred tax liabilities	$(366)	$(405)

We have provided valuation allowances at October 31, 2006 and October 31, 2005 of $1.8 billion and $1.9 billion, respectively, based on our assessment that it is more likely than not that a significant portion of deferred tax assets will not be realized. Upon release of the valuation allowance, $50 million of tax benefits will be allocated to additional paid in capital.

At October 31, 2006, deferred tax assets attributable to NOL carryforwards include: $188 million attributable to U.S. federal NOL carryforwards, $37 million attributable to foreign NOL carryforwards, and $114 million attributable to state NOL carryforwards. If not used to reduce future taxable income, U.S. federal NOL carryforwards are scheduled to expire in future taxable years as follows:

U.S. federal NOLs
(in millions)

2022	$98
2023	426
2025	12

Total	$536

A majority of our U.S. federal NOLs and research and development credits can be carried forward for initial periods of 20 years, state NOLs can be carried forward for initial periods of 5 to 20 years, and alternative minimum tax credits can be carried forward indefinitely. We have state NOL carryforwards and research and development credit carryforwards scheduled to expire in 2007 to 2026. Our foreign NOL carryforwards have no expiration dates.

We have assessed the need to establish valuation allowances for deferred tax assets based on a determination of whether it is more likely than not that deferred tax benefits will be realized through the generation of future taxable income. Appropriate consideration is given to all available evidence, both positive and negative, in assessing the need for a valuation allowance. Due to the cumulative losses that we have

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

incurred in recent years and our near-term financial outlook, we have determined that valuation allowances are required against substantially all of our deferred tax assets. In 2006, the deferred tax valuation allowances were reduced by $128 million. The decrease in valuation allowances reflect the reduction in domestic tax expense as adjusted by alternative minimum tax, research and development credits, Medicare reimbursements and other items, and the tax impact of items reported directly within AOCL. We believe that it is more likely than not that the remaining deferred tax assets, after valuation allowances, will be realized.

We accrue for loss contingencies related to income tax matters for which we have determined it is probable that additional taxes will be assessed and the amount can be reasonably estimated. We have open tax years from 1993 to 2006 with various significant taxing jurisdictions including the U.S., Canada, Mexico, and Brazil. In connection with examinations of tax returns, contingencies may arise that generally result from differing interpretations of applicable tax laws and regulations as they relate to the amount, timing, or inclusion of revenues or expenses in taxable income, or the sustainability of tax credits to reduce income taxes payable. We believe we have sufficient accruals for our contingent tax liabilities. Annual tax provisions include amounts considered sufficient to pay assessments that may result from examinations of prior year tax returns, although actual results may differ. We do not expect that such differences would have a material effect on our results of operations, cash flows, or financial condition.

14.	Fair value of financial instruments

Our financial instruments include cash and cash equivalents, restricted cash and cash equivalents, marketable securities, finance and other receivables, accounts payable, derivative instruments, notes payable, and current and noncurrent maturities of long-term debt.

The carrying amounts of cash and cash equivalents, restricted cash and cash equivalents, and accounts payable approximate their fair values because of the short-term maturity and highly liquid nature of these instruments. Customer receivables and retail and wholesale accounts approximate fair value as a result of the short-term nature of the receivables. The fair values of our finance receivables are estimated by discounting expected cash flows at estimated current market rates. Due to the nature of the aforementioned financial instruments, they have been excluded from the fair value calculation in the table below. The fair value of short- and long-term investments and other assets is estimated based on quoted market prices or by discounting future cash flows. We determine the fair value of our short-term borrowings and long-term debt based on various factors including maturity schedules, call features, and current market rates. We also use quoted market prices, when available, or the present value of estimated future cash flows to determine fair value of short-term borrowings and long-term debt. When quoted market prices are not available for various types of financial instruments (such as currency and interest rate derivative instruments, swaps, options, and forward contracts), we use standard pricing models with market-based inputs, that take into account the present value of estimated future cash flows.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

The fair values of financial instruments that are recorded at cost for the years ended October 31, 2006 and 2005 are summarized in the table below:

	2006		2005
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

(in millions)
Assets
Finance receivables	$3,809	$3,465	$3,543	$3,207
Notes receivable	19	19	22	22
Liabilities
Debt:
Manufacturing operations
Loan Facility, due 2009	1,500	1,519	—	—
Majority-owned dealerships	484	480	245	239
Financing arrangements	355	351	396	401
7.5% Senior Notes, due 2011	15	15	249	235
9.95% Senior Notes, due 2011	11	11	13	13
4.75% Subordinated Exchangeable Notes, due 2009	1	1	202	188
2.5% Senior Convertible Notes, due 2007	—	—	190	192
6.25% Senior Notes, due 2012	—	—	400	360
9.375% Senior Notes, due 2006	—	—	393	399
Other	60	60	24	24
Financial services operations
Asset-backed debt issued by consolidated SPEs, at variable rates, due serially through 2011	3,097	3,016	2,779	2,716
Bank revolvers, variable rates, due 2010	1,454	1,423	838	807
Revolving retail warehouse facility, variable rates, due 2010	500	500	500	500
Borrowings secured by operating and finance leases of retail customer vehicles	123	123	148	148

Other financial instruments are marked to market to adjust to fair value, and are disclosed in Note 3, Marketable securities, and Note 15, Financial instruments and commodity contracts.

15.	Financial instruments and commodity contracts

Derivative Financial Instruments

We use derivative financial instruments as part of our overall interest rate and foreign currency risk management strategy to reduce our interest rate exposure, to potentially increase the return on invested funds, and to reduce exchange rate risk for transactional exposures denominated in currencies other than the functional currency. From time to time, we use foreign currency forward and option contracts to manage the risk of exchange rate movements that would reduce the value of our foreign currency cash flows. Foreign currency exchange rate movements create a degree of risk by affecting the value of sales made and costs incurred in currencies other than the functional currency. We may also use commodity forward contracts to manage variability related to exposure to certain commodity price risk. In addition, we entered into derivative contracts that allow us to minimize share dilution associated with convertible debt.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

For derivative contracts, collateral is generally not required of the counter-parties or of the company. We manage exposure to counter-party credit risk by entering into derivative financial instruments with major financial institutions that can be expected to fully perform under the terms of such agreements. We do not anticipate nonperformance by any of the counter-parties. Our exposure to credit loss in the event of nonperformance by the counter-parties is limited to only those gains that have been recorded, but have not yet been received in cash payment. At October 31, 2006 and 2005, our exposure to credit loss was $3 million and $2 million, respectively.

Our financial services operations manage exposure to fluctuations in interest rates by limiting the amount of fixed rate assets funded with variable rate debt. This is accomplished by selling fixed rate receivables on a fixed rate basis and by utilizing derivative financial instruments. These derivative financial instruments may include interest rate swaps, interest rate caps, and forward contracts. The fair value of these instruments is estimated based on quoted market prices and is subject to market risk, as the instruments may become less valuable due to changes in market conditions or interest rates. Notional amounts of derivative financial instruments do not represent exposure to credit loss.

The fair values of all derivatives are recorded as assets or liabilities in our consolidated balance sheets. All of our derivatives are accounted for as non-hedging derivative instruments and presented on a gross basis. At October 31, 2006 and 2005, the fair values of our derivatives are presented in the following table:

				Net Fair
As of October 31, 2006	Maturity Dates	Assets	Liabilities	Value
(in millions)

Interest rate swaps	2007 through 2014	$3	$(7)	$(4)
Interest rate caps purchased	2016	3	—	3
Interest rate caps sold	2016	—	(3)	(3)

Total fair value		6	(10)	(4)
Less: Current portion(A)		—	—	—

Noncurrent portion(A)		$6	$(10)	$(4)

				Net Fair
As of October 31, 2005	Maturity Dates	Assets	Liabilities	Value

Interest rate swaps	2006 through 2008	$2	$(2)	$—
Interest rate caps purchased	2009 through 2016	6	—	6
Interest rate caps sold	2009 through 2016	—	(6)	(6)

Total fair value		8	(8)	—
Less: Current portion(A)		—	(1)	(1)

Noncurrent portion(A)		$8	$(7)	$1

(A)	Assets are categorized as Other current assets and Other noncurrent assets, respectively, and liabilities are categorized as Other current liabilities and Other noncurrent liabilities, respectively, in the consolidated balance sheets.

Interest Rate Swaps and Caps

In June 2005, TRIP entered into a new $500 million revolving facility to replace a 2000 facility that otherwise would have expired in October 2005. Under the terms of this agreement, TRIP purchases and holds fixed rate retail notes and finance leases. TRIP finances such purchases with commercial paper. NFC purchased interest caps for the benefit of TRIP to protect it against the potential of rising commercial paper interest rates. To offset the economic cost of these caps, NFC sold identical interest rate caps. For the year

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

ended October 31, 2006 and 2005, the amount of losses under the purchased interest rate caps, which were directly offset by gains on the sold interest rate caps, totaled $3 million and $6 million, respectively, and were recorded in Interest expense.

In October 2003, NFC entered into two interest rate swap agreements in the notional amount of $34 million each in connection with a sale of retail notes and finance lease receivables. The purpose and structure of this swap was to convert the floating rate portion of the asset-backed securities into fixed rate interest to match the interest basis of the receivables pool sold to the owner trust, and to protect NFC from interest rate volatility. The notional amount of this swap is calculated as the difference between the actual pool balances and the projected pool balances. The outcome of the swap results in NFC paying a fixed rate of interest on the projected balance of the pool. To the extent that actual pool balances differ from the projected balances, NFC has retained interest rate exposure on this difference.

In May 2006, we entered into a series of floating to fixed interest rate swaps in the notional amount of $300 million to hedge a portion of the $1.5 billion Loan Facility. Under the terms of the swaps, we pay fixed interest of 5.22% to 5.34% and receive interest based on LIBOR. The swap agreements have various maturity dates ranging from October 2006 to April 2008. As of October 31, 2006, the aggregate notional amount of the outstanding interest rate swaps was $200 million. Net gains/(losses) on settlement have accumulated to less than $1 million.

As of October 31, 2006 and 2005, our Mexican financial services operations had outstanding interest rate swaps with aggregate notional amounts of $71 million and $95 million, respectively, and interest rate caps with aggregate notional amounts of $18 million and $46 million, respectively.

For the years ended October 31, 2006, 2005, and 2004, gains/(losses) under our interest rate swap and cap agreements related to the sale and funding of retail notes and finance leases were $7 million, less than $1 million, and $(5) million, respectively, and were recorded in Interest expense. For the years ended October 31, 2006, 2005, and 2004, gains/(losses) under our interest rate swap agreements related to our debt obligations were less than $1 million, $(8) million, and $9 million, respectively, and were recorded in Interest expense.

Other Derivative Financial Instruments

In addition to those instruments previously described, in December 2002, one of our subsidiaries entered into two call option derivative contracts in connection with our issuance of the $190 million 2.5% Senior Convertible Notes. On a consolidated basis, the purchased call option and written call option allowed us to minimize share dilution associated with the convertible debt. In accordance with EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” we have recognized these instruments in permanent equity, and did not recognize subsequent changes in fair value as long as the instruments continued to be classified as equity. In 2004, our subsidiary amended the written call option derivative contracts to raise the effective conversion price from $53.40 per share to $75.00 per share. This action was intended to minimize the share dilution associated with convertible debt from the conversion price of each note up to $75.00 per share. The maturity and terms of the hedge matched the maturity and certain terms of the notes. The net premiums paid for the call options were $27 million in 2004 and $26 million in 2003. In August 2006, the options were settled in connection with the repurchase of the notes, resulting in a $6 million adjustment to equity.

16.	Commitments and contingencies

Guarantees

We occasionally provide guarantees that could obligate us to make future payments if the primary entity fails to perform under its contractual obligations. As described below, we have recognized liabilities for some

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

of these guarantees in our consolidated balance sheets as they meet the recognition and measurement provisions of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of the Indebtedness of Others. In addition to the liabilities that have been recognized as described below, we are contingently liable for other potential losses under various guarantees. We do not believe that claims that may be made under such guarantees would have a material effect on our results of operations, cash flows, or financial condition.

We have issued residual value guarantees in connection with various leases that extend through 2010. The amount of the guarantees is estimated and recorded as a liability as of October 31, 2006. Our guarantees are contingent upon the fair value of the leased assets at the end of the lease term.

We obtain certain stand-by letters of credit and surety bonds from third party financial institutions in the ordinary course of business when required under contracts or to satisfy insurance-related requirements. The amount of outstanding stand-by letters of credit and surety bonds were $43 million and $51 million at October 31, 2006 and 2005, respectively.

At October 31, 2006, our Canadian operating subsidiary was contingently liable for the residual value, calculated at inception, of $20 million of retail customers’ contracts and $37 million of retail leases that are financed by a third party. These amounts approximate the estimated future resale market value of the collateral underlying these contracts and leases at their inception. As of October 31, 2006, we have recorded accruals totaling $5 million and $13 million for potential losses on the retail customers’ contracts and retail leases, respectively.

We extend credit commitments to certain truck fleet customers, which allow them to purchase parts and services from participating dealers. The participating dealers receive accelerated payments from us with the result that we carry the receivables and absorb the credit risk related to these customers. At October 31, 2006, we have $51 million of unused credit commitments outstanding under this program.

In addition, we have entered into various guarantees for purchase commitments, credit guarantees, and contract cancellation fees with various expiration dates through 2007 totaling $23 million at October 31, 2006.

In the ordinary course of business, we also provide routine indemnifications and other guarantees, the terms of which range in duration and often are not explicitly defined. We do not believe these will result in claims that would have a material impact on our results of operations, cash flows, or financial condition.

Environmental Liabilities

We have been named a potentially responsible party (“PRP”), in conjunction with other parties, in a number of cases arising under an environmental protection law, the Comprehensive Environmental Response, Compensation, and Liability Act, popularly known as the Superfund law. These cases involve sites that allegedly received wastes from current or former company locations. Based on information available to us which, in most cases, consists of data related to quantities and characteristics of material generated at current or former company locations, material allegedly shipped by us to these disposal sites, as well as cost estimates from PRPs and/or federal or state regulatory agencies for the cleanup of these sites, a reasonable estimate is calculated of our share, if any, of the probable costs and accruals are recorded in our consolidated financial statements. These accruals are generally recognized no later than completion of the remedial feasibility study and are not discounted to their present value. We review all accruals on a regular basis and believe that, based on these calculations, our share of the potential additional costs for the cleanup of each site will not have a material effect on our results of operations, cash flows, or financial condition.

Three sites formerly owned by us, Wisconsin Steel in Chicago, Illinois, Solar Turbines in San Diego, California, and the West Pullman Plant in Chicago, Illinois, were identified as having soil and groundwater

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

contamination. While investigations and cleanup activities continue at all sites, we believe that we have adequate accruals to cover costs to complete the cleanup of these sites.

In July 2006, the Wisconsin Department of Natural Resources (“WDNR”) issued to us a Notice of Violation (“NOV”) in conjunction with the operation of our foundry facility in Waukesha, Wisconsin. Specifically, the WDNR alleged that we violated applicable environmental regulations concerning implementation of storm water pollution prevention plans. Separately, WDNR also issued a NOV regarding the Waukesha facility in November 2006, in which WDNR alleged that we failed to properly operate and monitor our operations as required by the air permit. In September 2007, WDNR referred the NOVs to the Wisconsin Department of Justice (“WDOJ”) for further action. In December 2007, we resolved the above NOV’s with the WDNR and the WDOJ, agreeing to pay a civil penalty of less than $0.5 million.

In 2007, a former facility location in the city of Springfield, Ohio, which we voluntarily demolished in 2004 and conducted environmental sampling on, was sold to the City of Springfield. The City has obtained funds from the U.S. Environmental Protection Agency and the State of Ohio to address relatively minor soil contamination prior to commercial/industrial redevelopment of the site. Also in 2007, we have engaged the city of Canton, Illinois in a remediation plan for the environmental clean-up of a former company facility. We anticipate that execution of this plan will not have a material effect on our results of operations, cash flows, or financial condition.

We have accrued $23 million and $28 million for these environmental matters, which are included within Other current liabilities and Other noncurrent liabilities, as of October 31, 2006 and 2005, respectively. The majority of these accrued liabilities are expected to be paid out during the period from 2007 through 2011.

Legal Proceedings

We are subject to various claims arising in the ordinary course of business, and are parties to various legal proceedings that constitute ordinary, routine litigation incidental to our business. The majority of these claims and proceedings relate to commercial, product liability, and warranty matters. In our opinion, apart from the actions set forth below, the disposition of these proceedings and claims, after taking into account accruals recorded in our consolidated balance sheets and the availability and limits of our insurance coverage, will not have a material adverse effect on the business or our results of operations, cash flows, or financial condition.

Various claims and controversies have arisen between us and our former fuel system supplier, Caterpillar Inc. (“Caterpillar”), regarding the ownership and validity of certain patents covering fuel system technology used in our new version of diesel engines that were introduced in 2002. In June 1999, in the federal district court in Peoria, Illinois, Caterpillar sued Sturman Industries, Inc. (“Sturman”), our joint venture partner in developing fuel system technology, alleging that technology invented and patented by Sturman and licensed to us, belongs to Caterpillar. After a trial in July 2002, the jury returned a verdict in favor of Caterpillar finding that this technology belongs to Caterpillar under a prior contract between Caterpillar and Sturman. Sturman appealed the adverse judgment, and in October 2004, the appellate court vacated the jury verdict and ordered a new trial, which began on October 31, 2005. On December 1, 2005, the jury returned a verdict in favor of Caterpillar finding that Sturman breached its contract with Caterpillar awarding $1.00 in damages. Following the verdict, Caterpillar asked the court to order that Sturman transfer the technology to Caterpillar.

In May 2003, in the federal district court in Columbia, South Carolina, Caterpillar sued us, our supplier of fuel injectors, and joint venture partner, SDST, and Sturman for patent infringement alleging that the Sturman fuel system technology patents and certain Caterpillar patents are infringed in the engines we introduced in 2002. In January 2002, Caterpillar sued us in the Circuit Court of Peoria County, Illinois, alleging we breached the purchase agreement pursuant to which Caterpillar supplied fuel systems for our prior version of diesel engines. Caterpillar’s claims involved a 1990 agreement to reimburse Caterpillar for costs

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

associated with the delayed launch of our V-8 diesel engine program. Reimbursement of the delay costs had been made by a surcharge on each injector purchased and the purchase of certain minimum quantities of spare parts. In 1999, we concluded that, in accordance with the 1990 agreement, we had fully reimbursed Caterpillar for the delay costs and stopped paying the surcharge and purchasing the minimum quantities of spare parts. Caterpillar asserted that the surcharge and the spare parts purchase requirements continue throughout the life of the contract and sued us to recover these amounts, plus interest. Caterpillar also asserted that we failed to purchase all of our fuel injector requirements under the contract and, in collusion with Sturman, failed to pursue a future fuel systems supply relationship with Caterpillar. On August 24, 2006, we settled all pending litigation with Caterpillar and entered into a new ongoing business relationship that includes new licensing and supply agreements. The settlement included an upfront cash payment and issuance of a three-year promissory note payable through August 2009, that resulted in a pre-tax charge to 2005 earnings of $9 million, representing the difference between previously established accruals and the final settlement.

In October 2004, we received a request from the staff of the SEC to voluntarily produce certain documents and information related to our accounting practices with respect to defined benefit pension plans and other postretirement benefits. We are fully cooperating with this request. Based on the status of the inquiry, we are not able to predict the final outcome of this matter.

In January 2005, we announced that we would restate our financial results for 2002 and 2003 and the first three quarters of 2004. Our restated Annual Report on Form 10-K was filed in February 2005. The SEC notified us on February 9, 2005, that it was conducting an informal inquiry into our restatement. On March 17, 2005, we were advised by the SEC that the status of the inquiry had been changed to a formal investigation. On April 7, 2006, we announced that we would restate our financial results for 2002 through 2004 and for the first three quarters of 2005. We were subsequently informed by the SEC that it was expanding the investigation to include that restatement. Our 2005 Annual Report on Form 10-K, which included the restated financial statements, was filed in December 2007. We have been providing information to and fully cooperating with the SEC on this investigation. Based on the status of the investigation, we are not able to predict its final outcome.

Along with other vehicle manufacturers, we have been subject to an increase in the number of asbestos-related claims in recent years. In general, these claims relate to illnesses alleged to have resulted from asbestos exposure from component parts found in older vehicles, although some cases relate to the alleged presence of asbestos in our facilities. In these claims, we are not the sole defendant and the claims name as defendants numerous manufacturers and suppliers of a wide variety of products allegedly containing asbestos. We have strongly disputed these claims and it has been our policy to defend against them vigorously. Historically, the actual damages paid out to claimants have not been material to our results of operations, cash flows, or financial condition. It is possible that the number of these claims will continue to grow, and that the costs for resolving asbestos related claims could become significant in the future.

Subsequent Events

In January 2007, a complaint was filed against us in Oakland County Circuit Court in Michigan by Ford claiming damages relating to warranty and pricing disputes with respect to certain engines purchased by Ford from us. While Ford’s complaint did not quantify its alleged damages, we estimate that Ford may be seeking in excess of $500 million, and that this amount may increase (i) as we continue to sell engines to Ford at a price that Ford alleges is too high and (ii) as Ford pays its customers’ warranty claims, which Ford alleges are attributable to us. We disagree with Ford’s position and intend to defend ourself vigorously in this litigation. We have filed an answer to the complaint denying Ford’s allegations in all material respects. We have also asserted affirmative defenses to Ford’s claims, as well as counterclaims alleging that, among other things, Ford has materially breached contracts between it and us in several different respects. Based on our investigation to date, we believe we have meritorious defenses to this matter. There can be no assurance, however, that we will

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

be successful in our defense, and an adverse resolution of the lawsuit could have a material adverse effect on our results of operations, cash flows, or financial condition. On June 4, 2007, we filed a separate lawsuit against Ford in the Circuit Court of Cook County, Illinois, for breach of a contract relating to the manufacture of new diesel engines for Ford for use in vehicles including the F-150 pickup truck. In that case, we are seeking unspecified damages. On September 7, 2007, an Illinois Cook County Circuit Court judge dismissed our lawsuit against Ford, directing us to proceed with mediation. On February 28, 2008, we re-filed the lawsuit against Ford because the parties were unable to resolve the dispute through mediation.

In December 2007, a complaint was filed against us by Norfolk County Retirement System and Brockton Contributory Retirement System, and in January 2008 a complaint was filed against us by Kevin Memoli. The plaintiffs allege they are shareholders suing on behalf of themselves and a class of other shareholders who purchased shares of the company’s common stock between February 14, 2003 and July 17, 2006. The complaints allege that the defendants, which include the company, one of its executive officers, two of its former executive officers, and the company’s former independent accountants, Deloitte & Touche, LLP, violated federal securities laws by making false and misleading statements about the company during that period. We strongly dispute the allegations and will vigorously defend ourselves. At this time, based on the stage of litigation, and review of the current facts and circumstances, we are unable to determine an amount of loss or range of possible loss that might result from an adverse judgment or a settlement of these lawsuits, or whether any resultant liability would have a material adverse effect on our results of operations, cash flows, or financial condition. In March 2008, plaintiff Memoli withdrew his complaint.

17.	Segment reporting

The following is a description of our four reporting segments:

•	Our Truck segment manufactures and distributes a full line of class 4 through 8 trucks and buses in the common carrier, private carrier, government/service, leasing, construction, energy/petroleum, and student and commercial transportation markets under the International and IC brands. We also produce chassis for motor homes and commercial step-van vehicles under the WCC brand. In an effort to strengthen and maintain our dealer network, this segment occasionally acquires and operates dealer locations for the purpose of transitioning ownership or providing temporary operational assistance. At October 31, 2006 and 2005 we had ownership in 24 and 18 Dealcor entities, representing 71 and 55 physical locations respectively, with ownership ranging from 30% to 100%.

•	Our Engine segment designs and manufactures diesel engines for use primarily in our class 6 and 7 medium trucks and buses and selected class 8 heavy truck models, and for sale to OEMs primarily in the U.S., Mexico, and Brazil. Sales of diesel engines to Ford were 12%, 19%, and 19% of consolidated sales and revenues in 2006, 2005, and 2004, respectively. Ford accounted for 61%, 68%, and 76% of our diesel unit volume (including intercompany transactions) in 2006, 2005, and 2004, respectively. We have an agreement with Ford to be its exclusive supplier of V-8 diesel engines through mid-2012 for all of its diesel-powered super-duty trucks and vans over 8,500 lbs gross vehicle weight in North America. Ford receivable balances totaled $166 million and $181 million as of October 31, 2006 and October 31, 2005, respectively. The engine segment has made a substantial investment, together with Ford, in the BDP joint venture which is responsible for the sale of service parts to our OEM customers.

•	Our Parts segment provides customers with proprietary products needed to support the International trucks, IC bus, WCC brand chassis, and the International MaxxForce engine lines, together with a wide selection of other standard truck, trailer, and engine aftermarket parts. At October 31, 2006, this segment operated 11 regional parts distribution centers that provide 24-hour availability and shipment.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

•	Our Financial Services segment provides retail, wholesale, and lease financing of products sold by the Truck segment and its dealers within the U.S. and Mexico as well as financing for wholesale accounts and selected retail accounts receivable. Our foreign financial services operations’ primary business is to provide wholesale, retail, and lease financing to the Mexican operations’ dealers and retail customers.

Corporate contains those items that do not fit into our four segments.

Segment Profit (Loss)

We define segment profit (loss) as adjusted earnings (loss) before income tax. Additional information about segment profit (loss) is as follows:

•	Predetermined budgeted postretirement benefits and medical expense of active and certain retired employees are allocated to the segments based upon relative workforce data.

•	The UAW master contract and non-represented profit sharing, annual incentive compensation, and the costs of the Supplemental Trust are included in corporate expenses.

•	Certain corporate selling, general and administrative expenses are allocated to the segments based on predetermined budgeted values.

•	Interest expense and interest income for the manufacturing operations are reported in corporate.

•	The Engine segment recorded an asset impairment charge totaling $23 million in 2005 related to the write-down of assets that were idle at the Huntsville, Alabama assembly plant. See Note 7, Property and equipment, net, for further information.

•	The Engine segment recognized $30 million of income in 2004 from a settlement agreement with Ford related to the discontinuance of the V-6 diesel engine program in 2002. This income was recognized in Other (income) expenses, net.

•	Intersegment purchases and sales between the Truck and Engine segments are recorded at our best estimates of arms-length pricings.

•	Intersegment purchases from the Truck and Engine segments by the Parts segment are recorded at standard production cost.

•	Intersegment sales from the Parts segment to Dealcors are eliminated within the Truck segment. Sales eliminated were $179 million, $153 million, and $103 million in 2006, 2005, and 2004, respectively. Related intersegment profit of $11 million, $8 million, and $5 million in 2006, 2005, and 2004, respectively, was also eliminated within the Truck segment.

•	Other than the items discussed above, the selected financial information presented below is recognized in accordance with our policies described in Note 1, Summary of significant accounting policies.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

Selected financial information for the years ended October 31 is as follows:

					Corporate
				Financial	and
(in millions)	Truck	Engine	Parts	Services(A)	Eliminations	Total

October 31, 2006
External sales and revenues, net	$9,766	$2,596	$1,516	$322	$—	$14,200
Intersegment sales and revenues	7	876	—	141	(1,024)	—

Total sales and revenues, net	$9,773	$3,472	$1,516	$463	$(1,024)	$14,200

Depreciation and amortization	$142	$176	$7	$25	$14	$364
Interest expense	—	—	—	239	192	431
Equity in income of non-consolidated affiliates	4	92	2	—	1	99
Segment profit (loss)	454	(97)	281	145	(388)	395
Segment assets	2,919	2,084	523	5,945	1,359	12,830
Capital expenditures	113	129	13	58	8	321

October 31, 2005
External sales and revenues, net	$7,940	$2,514	$1,373	$297	$—	$12,124
Intersegment sales and revenues	7	692	—	100	(799)	—

Total sales and revenues, net	$7,947	$3,206	$1,373	$397	$(799)	$12,124

Depreciation and amortization	$118	$151	$5	$33	$15	$322
Interest expense	—	—	—	172	136	308
Equity in income of non-consolidated affiliates	7	82	1	—	—	90
Segment profit (loss)	142	(179)	278	135	(231)	145
Segment assets	2,527	1,952	487	4,850	970	10,786
Capital expenditures	164	149	4	47	35	399

October 31, 2004
External sales and revenues, net	$6,190	$1,970	$1,224	$294	$—	$9,678
Intersegment sales and revenues	5	611	—	65	(681)	—

Total sales and revenues, net	$6,195	$2,581	$1,224	$359	$(681)	$9,678

Depreciation and amortization	$94	$129	$4	$47	$14	$288
Interest expense	—	—	—	128	109	237
Equity in income of non-consolidated affiliates	6	30	—	—	—	36
Segment profit (loss)	(17)	(208)	236	132	(178)	(35)
Segment assets	1,868	1,331	344	4,126	1,081	8,750
Capital expenditures	131	177	9	49	10	376

(A)	Total sales and revenues in the Financial Services segment include interest revenues of $363 million, $300 million, and $297 million for 2006, 2005, and 2004, respectively.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

Information concerning principal geographic areas for the years ended October 31, 2006, 2005, and 2004 is as follows:

(in millions)	2006	2005	2004

Sales and revenues(A)
U.S	$9,540	$8,392	$7,072
Canada	2,985	2,433	1,549
Mexico	948	737	844
Brazil	724	559	209
Other	3	3	4
Long-lived assets(B)
U.S	2,172	2,159	1,828
Canada	132	70	45
Mexico	59	57	64
Brazil	400	398	81

(A)	We attribute revenues by country based on the selling location.

(B)	Comprised of Property and equipment, net, Goodwill, and Intangible assets, net.

Pro Forma Segment Profit (Loss)

In the fourth quarter of 2007, we changed our approach to allocating costs and expenses across segments. Under the revised approach:

•	The Parts segment incurs “access fees” from the Truck and Engine segments for certain engineering and product development costs, depreciation expense, and selling, general and administrative expenses incurred by the Truck and Engine segments based on the relative percentage of certain sales, adjusted for cyclicality.

•	Certain corporate selling, general and administrative expenses are no longer allocated to the segments.

•	Certain postretirement benefits and medical expenses of retired employees are no longer allocated to the segments.

Supplemental pro forma, non-GAAP information recognizing these revised allocations is as follows:

						Corporate
					Financial	and
(in millions)	Truck	Engine	Parts	Subtotal	Services	Eliminations	Total
	(unaudited)

Pro Forma Segment Profit (Loss)
2006	$683	$(1)	$156	$838	$147	$(590)	$395
2005	346	(104)	179	421	136	(412)	145
2004	156	(147)	163	172	133	(340)	(35)

18.	Stockholders’ deficit

Preferred and Preference Stocks

NIC has 30 million shares of preferred stock authorized but not issued, with a par value of $1.00 per share. NIC also has 10 million shares of preference stock authorized with a par value of $1.00 per share. Issuances of preference stocks are discussed below.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

The UAW holds the Series B Nonconvertible Junior Preference Stock (“Series B”) and is currently entitled to elect one member of our Board of Directors. As of October 31, 2006 and 2005, there was one share of Series B Preference stock authorized and outstanding.

As of October 31, 2006 and 2005, there were 151,000 shares of Series D Convertible Junior Preference Stock (“Series D”) issued and outstanding. These shares were issued with a par value of $1.00 per share, an optional redemption price, and a liquidation preference of $25 per share plus accrued dividends. The Series D may be converted into NIC common stock at the holder’s option (subject to adjustment in certain circumstances); upon conversion each share of Series D is converted to 0.3125 shares of common stock. The Series D ranks senior to common stock as to dividends and liquidation and receives dividends at a rate of 120% of the cash dividends on common stock as declared on an as-converted basis.

Common Stock

NIC has 110 million shares of common stock authorized with a par value of $0.10 per share. There were 70.2 million shares of common stock outstanding, net of common stock held in treasury, at both October 31, 2006 and 2005.

Loans to officers and directors are recorded as reductions of additional paid-in capital. These loans accrue interest at the applicable federal rate (as determined by Section 1274(d) of the Internal Revenue Code) on the common stock purchase dates for loans of stated maturity. The loans are unsecured and interest is compounded annually over a nine-year term. Principal and interest are due at maturity and a loan may be prepaid at any time at the participant’s option. Loans to officers and directors, which were made primarily to finance the purchase of shares of NIC common stock, totaled $3 million at both October 31, 2006 and 2005. Effective July 31, 2002, we no longer offer such loans. All amounts due under these loans are deemed fully collectible.

Common stock held in treasury totaled 5.2 million shares at both October 31, 2006 and October 31, 2005, and 5.5 million shares at October 31, 2004.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss consists of the following as of October 31:

(in millions)	2006	2005	2004

Minimum pension liability, net of income tax effects	$(690)	$(933)	$(896)
Foreign currency translation adjustments	40	23	(22)

Total	$(650)	$(910)	$(918)

Dividend Restrictions

Under the General Corporation Law of the State of Delaware, dividends may only be paid out of surplus or out of net profits for the year in which the dividend is declared or the preceding year, and no dividend may be paid on common stock at any time during which the capital of outstanding preferred stock or preference stock exceeds the net assets of the company.

Payments of cash dividends and the repurchase of common stock are additionally limited due to restrictions contained in our $1.5 billion Facilities dated January 19, 2007. We have not paid dividends on our common stock since 1980.

Subsequent Events

On July 23, 2007, NIC adopted a shareholder rights plan, declaring a dividend of one preferred stock purchase right for each outstanding share of NIC common stock. Pursuant to the plan, each preferred stock

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

purchase right entitles the holder to purchase one one-thousandth of a share of Junior Participating Preferred Stock, Series A (“Series A”) of NIC at a purchase price of $150.00 per unit, subject to adjustment. As more fully described in the rights plan, if a person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of the outstanding shares of NIC common stock (“Acquiring Person”) or commences a tender offer or exchange offer that would result in such person or group becoming an Acquiring Person, each holder of a purchase right not owned by the Acquiring Person will have the right to receive, upon exercise, common stock of NIC (or, in certain circumstances, cash, property, or other securities of NIC) having a value equal to two times the exercise price of the purchase right. NIC may redeem the purchase rights at a price of $0.001 per purchase right. The purchase rights are not exercisable until the distribution date, as described above, and will expire on July 23, 2008, unless such date is extended or the purchase rights are earlier redeemed or exchanged by NIC. In connection with the adoption of the rights agreement, the Company adopted a resolution allocating 110,000 shares of preferred stock to be designated as Series A, par value of $1.00 per share. The rights, powers, and preferences of the Series A stock are set forth in the Certificate of Designation, Preferences, and Rights filed with the Secretary of State of the State of Delaware on July 23, 2007.

In connection with the November 2002 sale of 7.8 million shares of our common stock to three employee benefit plan trusts of International, one of the agreements includes a provision for us to make a payment to the trusts if our common stock was not listed on the New York Stock Exchange during a specified period. As a result of the delisting of our common stock from the New York Stock Exchange in February 2007, a payment under this agreement may become due. We do not expect there will be a material impact on our consolidated financial condition and results of operations.

19.	Earnings (loss) per share

The following table shows the information used in the calculation of our basic and diluted earnings (loss) per share as of October 31:

(in millions, except per share data)	2006	2005	2004

Numerator:
Net income (loss)	$301	$139	$(44)
Add: Interest expense on 2.5% Senior Convertible Notes	6	6	—

Net income (loss) available to common stockholders after assumed conversions	$307	$145	$(44)

Denominator:
Weighted average shares outstanding
Basic	70.3	70.1	69.7
Effect of dilutive securities — Debt	4.2	5.5	—
— Stock options	—	0.7	—

Diluted	74.5	76.3	69.7

Basic earnings (loss) per share	$4.29	$1.98	$(0.64)
Diluted earnings (loss) per share	$4.12	$1.90	$(0.64)

Diluted earnings per share recognizes the dilution that would occur if securities or other contracts to issue common stock were exercised or converted into shares. For Navistar, these potential shares arise from common stock options, convertible debt, and exchangeable debt.

We use the treasury stock method to calculate the dilutive effect of our stock options (using the average market price) and the if-converted method to calculate the dilutive effect of our convertible and exchangeable debt. Shares potentially issuable for certain stock options and convertible securities were not included in the computation of diluted earnings per share for the periods presented because inclusion would be anti-dilutive.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

In addition, in 2004 no shares related to potentially dilutive securities are included in the calculation of diluted loss per share, as inclusion of these securities would reduce the net loss per share. In the aggregate, shares not included in the computation of diluted earnings (loss) per share were 4.6 million, 8.3 million, and 15.5 million in 2006, 2005, and 2004, respectively.

20.  Stock-based compensation plans

We have various stock-based compensation plans, approved by the Compensation Committee of our Board of Directors, which provide for granting of stock options to employees and directors for purchase of our common stock at the fair market value of the stock on the date of grant. The grants generally have a 10-year contractual life. Below is a brief description of the material features of each plan.

Since March 1, 2006, we have been subject to the blackout trading rules of Regulation BTR of the SEC, which prohibits a director or Section 16 officer of Navistar from acquiring or selling any equity security of Navistar (other than exempt securities) during a “blackout period” as defined in Regulation BTR (“Blackout Period”). The Blackout Period started as a result of the delay in filing the NIC Annual Report on Form 10-K for the year ended October 31, 2005 and will extend until NIC becomes a timely filer with the SEC as to Annual Reports on Form 10-K and NIC’s employee benefit plan Annual Reports on Form 11-K, and the decision of the independent fiduciary appointed for our 401(k) Plans is made to lift the Blackout Period. On October 17, 2006, our Board of Directors agreed to issue a cash award to each non-employee director in lieu of the non-employee directors’ annual stock option grant for 2006.

2004 Performance Incentive Plan. Our 2004 Performance Incentive Plan (“2004 Plan”) was approved by our Board of Directors and subsequently by our stockholders on February 17, 2004. We subsequently amended the 2004 Plan on April 21, 2004, March 23, 2005, and December 13, 2005. The 2004 Plan replaced, on a prospective basis, our 1994 Performance Incentive Plan and 1998 Supplemental Stock Plan, both of which expired December 16, 2003, and our 1998 Non-Employee Director Stock Option Plan (the “Prior Plans”). No new grants are being made under the Prior Plans and any awards previously granted under the Prior Plans continue to vest and/or are exercisable in accordance with their original terms and conditions. In addition, after February 17, 2004 restoration stock options have been or may be granted under the 2004 Plan. Prior to February 17, 2004, restoration stock options were granted under our 1998 Supplemental Stock Plan (a non-stockholder approved plan), as supplemented by the Restoration Stock Option Program (as more fully described below). Stock options awarded under the 2004 Plan generally have a term of not more than 10 years and become exercisable one-third on the first anniversary of grant, one-third on the second anniversary, and one-third on the third anniversary. Awards of restricted stock granted under the 2004 Plan are established by the Compensation Committee of our Board of Directors at the time of issuance. A total of 3,250,000 shares of common stock were reserved for awards under the 2004 Plan. Shares subject to awards under the 2004 Plan, or any other Prior Plans after February 17, 2004, that are cancelled, expired, forfeited, settled in cash, tendered to satisfy the purchase price of an award, withheld to satisfy tax obligations, or otherwise terminated without a delivery of shares to the participant, become available for awards. As of October 31, 2006, 2,330,209 awards remain outstanding for shares of common stock reserved for issuance under the 2004 Plan.

1994 Performance Incentive Plan. Our 1994 Performance Incentive Plan (“1994 Plan”) was approved by our Board of Directors and subsequently by our stockholders on March 16, 1994. For each year during the term of the 1994 Plan, one percent of the outstanding shares of our common stock as of the end of the immediately preceding year were reserved for issuance. Shares not issued in a year carried over to the subsequent year. Forfeited and lapsed shares could be reissued. Stock options awarded under the 1994 Plan generally have a term of not more than 10 years and become exercisable one-third on the first anniversary of grant, one-third on the second anniversary, and one-third on the third anniversary. As of October 31, 2006, 2,376,651 awards remain outstanding for shares of common stock reserved for issuance under the 1994 Plan. Our 1994 Plan expired on December 16, 2003.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

Non-Employee Directors Restricted Stock Plan. This plan required that one-fourth of the annual retainer to non-employee directors be paid in the form of restricted shares of our common stock. This plan expired on December 31, 2005. Future grants to non-employee directors may be issued under the 2004 Plan. Directors are restricted from selling granted shares until after they are no longer directors of NIC. For 2006, the company issued the entire annual retainer to the non-employee directors in cash.

The following plans were approved by our Board of Directors but were not approved and were not required to be approved by our stockholders: the 1998 Interim Stock Plan (the “Interim Plan”), the 1998 Supplemental Stock Plan as supplemented by the Restoration Stock Option Program (the “Supplemental Plan”), the Executive Stock Ownership Program (the “Ownership Program”), the 1998 Non-Employee Director Stock Option Plan (the “Director Stock Option Plan”), and the Non-Employee Directors Deferred Fee Plan (the “Deferred Fee Plan”).

Interim Plan. The Interim Plan was approved by our Board of Directors on April 14, 1998. A total of 500,000 shares of common stock were reserved for awards under the Interim Plan. The Interim Plan is separate from and is intended to supplement the 1994 Plan. As of October 31, 2006, 15,520 awards remain outstanding for shares of common stock reserved for issuance under the Interim Plan. The Interim Plan was terminated on April 15, 1999. Stock options awarded under the Interim Plan generally have a term of not more than 10 years and become exercisable one-third on the first anniversary of grant, one-third on the second anniversary, and one-third on the third anniversary.

Supplemental Plan. The Supplemental Plan was approved by our Board of Directors on December 15, 1998. A total of 4,500,000 shares of common stock were reserved for awards under the Supplemental Plan. Shares subject to awards under the Supplemental Plan, or any other Plans prior to February 17, 2004, that were cancelled, expired, forfeited, settled in cash, or otherwise terminated without a delivery of shares to the participant of the plan, including shares used to pay the option exercise price of an option issued under the Plan or any other plan or to pay taxes with respect to such an option again became available for awards. As of October 31, 2006, 2,729,098 awards remain outstanding for shares of common stock reserved for issuance under the Supplemental Plan. The Supplemental Plan expired December 16, 2003. The Supplemental Plan is separate from and intended to supplement the 1994 Plan. Stock options awarded under the Supplemental Plan generally have a term of not more than 10 years and become exercisable one-third on the first anniversary of grant, one-third on the second anniversary, and one-third on the third anniversary. Awards of restricted stock granted under the Supplemental Plan are established by our Board of Directors or committee thereof at the time of issuance. In addition, prior to February 17, 2004, the Restoration Stock Option Program supplemented the Supplemental Plan. Under the program, generally one may exercise vested options by presenting shares that have been held for at least six months and have a total market value equal to the option price times the number of options. Restoration options are then granted at the market price in an amount equal to the number of mature shares that were used to exercise the original option, plus the number of shares that are withheld for the required tax liability. Participants who own non-qualified stock options that were vested prior to December 31, 2004 may also defer the receipt of shares of Navistar common stock due in connection with a restoration stock option exercise of these options. Participants who elect to defer receipt of these shares will receive deferred stock units. The deferral feature is not available for non-qualified stock options that vest on or after January 1, 2005.

Ownership Program. On June 16, 1997, our Board of Directors approved the terms of the Ownership Program, and has since amended it from time to time. In general, the Ownership Program requires all officers and senior managers of Navistar to acquire, by direct purchase or through salary or annual bonus reduction, an ownership interest in NIC by acquiring a designated amount of NIC common stock at specified timelines. Participants are required to hold such stock for the entire period in which they are employed by Navistar. Premium share units may also be awarded to participants who complete their ownership requirement ahead of the specified time period. Due to a self-imposed insider trading blackout policy, executives are not currently

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

able to purchase shares so we intend to calculate the number of shares an executive is required to own using the market price of our stock one week after the blackout ends. We will begin the period for which an executive has to comply with the ownership requirement on the day after the blackout ends.

Director Stock Option Plan. The Director Stock Option Plan provides for an annual option grant to each non-employee director of the company to purchase 4,000 shares of our common stock. The option exercise price in each case was 100% of the fair market value of our common stock on the business day following the day of grant. As of October 31, 2006, options on 109,750 shares of common stock remain outstanding under the Director Stock Option Plans. Stock options awarded under the Director Stock Option Plan generally became exercisable in whole or in part after the commencement of the second year of the term of the option for which the term was 10 years. The optionee was also required to remain in the service of Navistar for at least one year from the date of grant. The Director Stock Option Plan was terminated on February 17, 2004. Any future grants to non-employee directors will be issued under the 2004 Plan.

Deferred Fee Plan. Under the Deferred Fee Plan, non-employee directors may elect to defer payment of all or a portion of their retainer fees and meeting fees in cash (with interest) or in stock units. Deferrals in the deferred stock account are valued as if each deferral was vested in Navistar common stock as of the deferral date. Due to the Blackout Period, non-employee directors are precluded from making an election to defer payment of all or a portion of their retainer and meeting fees in stock units for 2007.

The following summarizes stock option activity for the years ended October 31:

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
(shares in thousands)	Shares	Price	Shares	Price	Shares	Price

Options outstanding, at beginning of year	7,843	$34.52	5,913	$34.69	6,122	$32.03
Granted	—	$—	2,438	$33.62	1,208	$42.97
Exercised	(29)	$21.31	(301)	$27.52	(1,164)	$28.72
Forfeited/expired	(307)	$35.12	(207)	$39.15	(253)	$37.39

Options outstanding, at end of year	7,507	$34.54	7,843	$34.52	5,913	$34.69

Options exercisable, at end of year	5,695	$34.41	4,298	$34.87	3,287	$34.26

Options available for grant, at end of year	1,499

The following tables summarize information about stock options outstanding and exercisable at October 31, 2006:

Options Outstanding
		Weighted
		Average	Weighted
		Remaining	Average	Aggregate
Range of	Number	Contractual	Exercise	Intrinsic
Exercise Prices	Outstanding	Life	Price	Value
	(in thousands)	(in years)		(in millions)

$ 9.56 — $ 9.56	17	0.2	$9.56	$0.3
$ 21.22 — $ 31.81	2,997	6.3	$25.63	$6.3
$ 32.18 — $ 41.53	3,297	5.0	$39.67	$—
$ 42.48 — $ 51.75	1,196	6.6	$43.12	$—

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

Options Exercisable
		Weighted
		Average	Weighted
		Remaining	Average	Aggregate
Range of	Number	Contractual	Exercise	Intrinsic
Exercise Prices	Outstanding	Life	Price	Value
	(in thousands)	(in years)		(in millions)

$ 9.56 — $ 9.56	17	0.2	$9.56	$0.3
$ 21.22 — $ 31.81	2,222	5.6	$25.43	$5.2
$ 32.18 — $ 41.53	2,588	4.3	$39.33	$—
$ 42.48 — $ 51.75	868	6.5	$43.19	$—

There were no options granted during the year ended October 31, 2006. The weighted-average fair values at date of grant for options granted during the years ended October 31, 2005 and 2004 were $14.68 and $20.48, respectively, and were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2005	2004

Risk-free interest rate	3.8%	3.4%
Dividend yield	0.0%	0.0%
Expected volatility	44.6%	51.2%
Expected life in years	4.8	4.9

The use of the Black-Scholes option-pricing model requires us to make certain estimates and assumptions. The risk-free interest rate utilized was the implied yield on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term assumption on the grant date, rounded to the nearest half year. A dividend yield assumption of 0% was used for all grants based on the company’s historical track record of not paying a dividend to any class of stock. The expected volatility for each individual grant was based on the historical adjusted closing prices over a period of time commensurate with the expected term of the option, ending on the date of grant, including as appropriate recent trends in historical volatility and the market implied volatility of the share price based on publicly traded instruments. For options granted each fiscal year, we used the history from November 1, 1995 to the beginning of that fiscal year to determine the expected life for all grants during that fiscal year. The weighted average expected life in years for all grants as a group was then calculated for each fiscal year. We monitor share option exercise and employee termination patterns to estimate forfeiture rate.

For the year ended October 31, 2006, unrecognized compensation expense related to outstanding unvested options as determined in accordance with FASB Statement No. 123(R) approximated $8 million, and we expect to recognize this cost over a weighted average period of one year.

In connection with the 2004 Performance Incentive Plan, we from time to time award shares of restricted stock to key executives. These shares typically vest over a three-year period from date of grant and are issued upon vesting. At October 31, 2006, there were 53,030 restricted stock awards outstanding and unvested. We valued these awards as of their issuance date and are recognizing their cost over the requisite service period of these executives. The share-based compensation expense for these awards in 2006 was approximately $1.3 million. The remaining share-based compensation expense to be recognized in connection with these awards in the future is approximately $1.4 million.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

The following table presents additional information regarding stock-based compensation for the years ended October 31:

(in millions)	2006	2005	2004

Intrinsic value of stock awards exercised	$—	$9	$33
Fair value of stock awards vested	14	29	30
Cash received from stock awards exercised	1	5	30
Cash used to settle stock awards	—	—	—
Tax benefit realized from stock awards exercised	—	—	—

21.	Condensed consolidating guarantor and non-guarantor financial information

The following tables set forth condensed consolidating balance sheets as of October 31, 2006 and 2005, and condensed consolidating statements of operations and condensed consolidating statements of cash flows for the years ended October 31, 2006, 2005, and 2004. The information is presented as a result of International’s guarantee, exclusive of its subsidiaries, of NIC’s indebtedness under its 7.5% Senior Notes due 2011. International is a direct wholly-owned subsidiary of NIC. None of NIC’s other subsidiaries guarantee any of these notes. The guarantee is full and unconditional. Separate financial statements and other disclosures concerning International have not been presented because management believes that such information is not material to investors. Within this disclosure only, “NIC” includes the consolidated financial results of the parent company only, with all of its wholly-owned subsidiaries accounted for under the equity method. Likewise, “International,” for purposes of this disclosure only, includes the consolidated financial results of its wholly-owned subsidiaries accounted for under the equity method. “Non-Guarantor Subsidiaries” includes the combined financial results of all other non-guarantor subsidiaries. “Eliminations and Other” includes all eliminations and reclassifications to reconcile to the consolidated financial statements. NIC files a consolidated U.S. federal income tax return that includes International and its U.S. subsidiaries. International has a tax allocation agreement (“Tax Agreement”) with NIC which requires International to compute its separate federal income tax expense based on its adjusted financial statements. Any resulting tax liability is paid to NIC. In addition, under the Tax Agreement, International is required to pay to NIC any tax payments received from its subsidiaries. Tax benefits that may arise from net operating losses of International or its U.S. subsidiaries are not used to offset current tax payments but may be used to offset future required tax payments under the Tax Agreement. The effect of the Tax Agreement is to allow NIC, the parent company, rather than International, to utilize current U.S. taxable losses of International and all other direct or indirect subsidiaries of NIC.

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

			Non-Guarantor	Eliminations
(in millions)	NIC	International	Subsidiaries	and Other	Consolidated

Condensed Consolidating Statement of Operations for the Year Ended October 31, 2006
Sales and revenues, net	$—	$10,471	$10,140	$(6,411)	$14,200

Costs of products sold	—	9,328	8,595	(6,220)	11,703
All other operating expenses (income)	(5)	1,763	601	(158)	2,201

Total costs and expenses	(5)	11,091	9,196	(6,378)	13,904
Equity in income (loss) of non-consolidated affiliates	390	737	97	(1,125)	99

Income (loss) before income tax	395	117	1,041	(1,158)	395
Income tax (expense) benefit	(94)	5	(339)	334	(94)

Net income (loss)	$301	$122	$702	$(824)	$301

			Non-Guarantor	Eliminations
(in millions)	NIC	International	Subsidiaries	and Other	Consolidated

Condensed Consolidating Balance Sheet as of October 31, 2006
Assets
Cash, cash equivalents, and marketable securities	$905	$57	$1,031	$—	$1,993
Finance and other receivables, net	2	334	5,395	(6)	5,725
Inventories	—	795	1,032	(91)	1,736
Goodwill	—	—	313	—	313
Property and equipment, net	—	1,018	1,141	(2)	2,157
Investments in and advances to non-consolidated affiliates	(2,809)	2,577	278	161	207
Deferred taxes, net	6	165	(54)	—	117
Other	41	439	486	(384)	582

Total assets	$(1,855)	$5,385	$9,622	$(322)	$12,830

Liabilities and stockholders’ equity (deficit)
Debt	$1,516	$443	$5,915	$(228)	$7,646
Postretirement benefits liabilities	—	1,742	245	(382)	1,605
Amounts due to (from) affiliates	(2,751)	4,355	(1,615)	11	—
Other liabilities	494	2,132	2,150	(83)	4,693

Total liabilities	(741)	8,672	6,695	(682)	13,944

Stockholders’ equity (deficit)	(1,114)	(3,287)	2,927	360	(1,114)

Total liabilities and stockholders’ equity (deficit)	$(1,855)	$5,385	$9,622	$(322)	$12,830

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

			Non-Guarantor	Eliminations
(in millions)	NIC	International	Subsidiaries	and Other	Consolidated

Condensed Consolidating Statement of Cash Flows for the Year Ended October 31, 2006
Net cash provided by (used in) operations	$612	$675	$(442)	$(1,099)	$(254)

Cash flow from investment activities
Net change in restricted cash and cash equivalents	1	—	(105)	—	(104)
Net decrease (increase) in marketable securities	(30)	—	10	(25)	(45)
Capital expenditures	—	(166)	(155)	—	(321)
Other investing activities	(297)	(511)	(161)	942	(27)

Net cash provided by (used in) investment activities	(326)	(677)	(411)	917	(497)

Cash flow from financing activities
Net borrowings (repayments) of debt	(18)	16	869	182	1,049
Other financing activities	1	—	(7)	13	7

Net cash provided by (used in) financing activities	(17)	16	862	195	1,056

Effect of exchange rate changes on cash and cash equivalents	—	—	36	(13)	23

Cash and cash equivalents
Increase (decrease) during the year	269	14	45	—	328
At beginning of the year	545	6	278	—	829

Cash and cash equivalents at end of the year	$814	$20	$323	$—	$1,157

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

			Non-Guarantor	Eliminations
(in millions)	NIC	International	Subsidiaries	and Other	Consolidated

Condensed Consolidating Statement of Operations for the Year Ended October 31, 2005
Sales and revenues, net	$—	$9,080	$8,153	$(5,109)	$12,124

Costs of products sold	—	8,226	7,036	(5,012)	10,250
All other operating expenses (income)	(21)	1,485	450	(95)	1,819

Total costs and expenses	(21)	9,711	7,486	(5,107)	12,069
Equity in income (loss) of non-consolidated affiliates	124	600	88	(722)	90

Income (loss) before income tax (expense) benefit	145	(31)	755	(724)	145
Income tax (expense) benefit	(6)	75	(198)	123	(6)

Net income (loss)	$139	$44	$557	$(601)	$139

			Non-Guarantor	Eliminations
(in millions)	NIC	International	Subsidiaries	and Other	Consolidated

Condensed Consolidating Balance Sheet as of October 31, 2005
Assets
Cash, cash equivalents, and marketable securities	$605	$44	$891	$(24)	$1,516
Finance and other receivables, net	1	301	4,404	(7)	4,699
Inventories	—	663	709	(42)	1,330
Goodwill	—	—	314	—	314
Property and equipment, net	—	1,031	1,053	(1)	2,083
Investments in and advances to non-consolidated affiliates	(3,376)	2,094	145	1,298	161
Deferred taxes, net	(9)	195	(84)	—	102
Other	19	476	497	(411)	581

Total assets	$(2,760)	$4,804	$7,929	$813	$10,786

Liabilities and stockholders’ equity (deficit)
Debt	$1,437	$418	$4,788	$(254)	$6,389
Postretirement benefits liabilities	—	1,981	268	(411)	1,838
Amounts due to (from) affiliates	(2,963)	3,782	(819)	—	—
Other liabilities	465	2,299	1,534	(40)	4,258

Total liabilities	(1,061)	8,480	5,771	(705)	12,485

Stockholders’ equity (deficit)	(1,699)	(3,676)	2,158	1,518	(1,699)

Total liabilities and stockholders’ equity (deficit)	$(2,760)	$4,804	$7,929	$813	$10,786

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

			Non-Guarantor	Eliminations
	NIC	International	Subsidiaries	and Other	Consolidated
(in millions)

Condensed Consolidating Statement of Cash Flows for the Year Ended October 31, 2005
Net cash provided by (used in) operations	$(191)	$824	$880	$(1,238)	$275

Cash flow from investment activities
Net change in restricted cash and cash equivalents	—	(5)	(272)	—	(277)
Net decrease (increase) in marketable
securities	112	—	(46)	24	90
Capital expenditures	—	(252)	(147)	—	(399)
Other investing activities	(179)	(1,041)	(1,320)	2,045	(495)

Net cash provided by (used in) investment activities	(67)	(1,298)	(1,785)	2,069	(1,081)

Cash flow from financing activities
Net borrowings (repayments) of debt	397	474	951	(831)	991
Other financing activities	—	—	5	—	5

Net cash provided by (used in) financing activities	397	474	956	(831)	996

Effect of exchange rate changes on cash and cash equivalents	—	—	36	—	36

Cash and cash equivalents
Increase (decrease) during the year	139	—	87	—	226
At beginning of the year	406	6	191	—	603

Cash and cash equivalents at end of the year	$545	$6	$278	$—	$829

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

			Non-Guarantor	Eliminations
(in millions)	NIC	International	Subsidiaries	and Other	Consolidated

Condensed Consolidating Statement of Operations for the Year Ended October 31, 2004
Sales and revenues, net	$—	$7,501	$6,065	$(3,888)	$9,678

Costs of products sold	—	6,835	5,252	(3,819)	8,268
All other operating expenses (income)	(39)	1,250	320	(50)	1,481

Total costs and expenses	(39)	8,085	5,572	(3,869)	9,749
Equity in income (loss) of non-consolidated affiliates	(74)	400	35	(325)	36

Income (loss) before income tax (expense) benefit	(35)	(184)	528	(344)	(35)
Income tax (expense) benefit	(9)	14	(157)	143	(9)

Net income (loss)	$(44)	$(170)	$371	$(201)	$(44)

Navistar International Corporation

Notes to Consolidated Financial Statements (Continued)

			Non-Guarantor	Eliminations
(in millions)	NIC	International	Subsidiaries	and Other	Consolidated

Condensed Consolidating Statement of Cash Flows for the Year Ended October 31, 2004
Net cash provided by (used in) operations	$155	$413	$(84)	$(186)	$298

Cash flow from investment activities
Net change in restricted cash and cash equivalents	—	(3)	690	—	687
Net decrease (increase) in marketable securities	(148)	—	44	—	(104)
Capital expenditures	—	(186)	(190)	—	(376)
Other investing activities	9	(189)	(139)	350	31

Net cash provided by (used in) investment activities	(139)	(378)	405	350	238

Cash flow from financing activities
Net borrowings (repayments) of debt	172	(38)	(375)	(137)	(378)
Other financing activities	—	—	30	(27)	3

Net cash provided by (used in) financing activities	172	(38)	(345)	(164)	(375)

Effect of exchange rate changes on cash and cash equivalents	—	—	1	—	1

Cash and cash equivalents
Increase (decrease) during the year	188	(3)	(23)	—	162
At beginning of the year	218	9	214	—	441

Cash and cash equivalents at end of the year	$406	$6	$191	$—	$603